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Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and among

ALPINE HOLDCO INC.

DNE TECHNOLOGIES, INC.

DNE MANUFACTURING AND SERVICE COMPANY

and

ESSEX ELECTRIC INC.

as Borrowers,

DNE SYSTEMS, INC.

as a Credit Party,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

CONGRESS FINANCIAL CORPORATION (SOUTHERN)

as Documentation Agent

and

FOOTHILL CAPITAL CORPORATION

as the Arranger and Administrative Agent

Dated as of December 11, 2002

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1.	Definitions.	1
	1.2.	Accounting Terms.	27
	1.3.	Code.	27
	1.4.	Construction.	27
	1.5.	Schedules and Exhibits.	28
2.	LOAN AND TERMS OF PAYMENT.		28
	2.1.	Revolver Advances.	28
	2.2.	Intentionally Omitted.	30
	2.3.	Borrowing Procedures and Settlements.	30
	2.4.	Payments.	35
	2.5.	Overadvances.	37
	2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	38
	2.7.	Cash Management.	39
	2.8.	Crediting Payments; Float Charge.	39
	2.9.	Designated Account.	40
	2.10.	Maintenance of Loan Account; Statements of Obligations.	40
	2.11.	Fees.	40
	2.12.	Letters of Credit	41
	2.13.	LIBOR Option.	43
	2.14.	Capital Requirements.	46
	2.15.	Joint and Several Liability of Borrowers.	46
3.	CONDITIONS; TERM OF AGREEMENT.		49
	3.1.	Conditions Precedent to the Initial Extension of Credit.	49
	3.2.	Conditions Subsequent to the Initial Extension of Credit.	51
	3.3.	Conditions Precedent to all Extensions of Credit.	51
	3.4.	Term.	52
	3.5.	Effect of Termination.	52
	3.6.	Early Termination by Borrowers.	52
4.	CREATION OF SECURITY INTEREST.		53
	4.1.	Grant of Security Interest.	53
	4.2.	Negotiable Collateral.	53
	4.3.	Collection of Accounts, General Intangibles, and Negotiable Collateral.	53
	4.4.	Delivery of Additional Documentation Required.	54
	4.5.	Power of Attorney.	54
	4.6.	Right to Inspect.	54
	4.7.	Control Agreements.	55
5.	REPRESENTATIONS AND WARRANTIES.		55
	5.1.	No Encumbrances.	55
	5.2.	Eligible Accounts.	55
	5.3.	Eligible Inventory.	55
	5.4.	Equipment.	56
	5.5.	Location of Inventory and Equipment.	56
	5.6.	Inventory Records.	56
	5.7.	Location of Chief Executive Office; FEIN.	56
	5.8.	Due Organization and Qualification; Subsidiaries	56
	5.9.	Due Authorization; No Conflict.	57
	5.10.	Litigation.	57
	5.11.	No Material Adverse Change.	57

i

	5.12.	Fraudulent Transfer.	58
	5.13.	Employee Benefits.	58
	5.14.	Environmental Condition.	58
	5.15.	Brokerage Fees.	58
	5.16.	Intellectual Property.	58
	5.17.	Leases.	58
	5.18.	DDAs.	58
	5.19.	Complete Disclosure.	59
	5.20.	Indebtedness.	59
	5.21.	Representations and Warranties in Acquisition Documents.	59
6.	AFFIRMATIVE COVENANTS.		59
	6.1.	Accounting System.	59
	6.2.	Collateral Reporting.	59
	6.3.	Financial Statements, Reports, Certificates.	60
	6.4.	Government Contracts.	62
	6.5.	Return.	62
	6.6.	Maintenance of Properties.	62
	6.7.	Taxes.	62
	6.8.	Insurance.	63
	6.9.	Location of Inventory and Equipment.	63
	6.10.	Compliance with Laws.	64
	6.11.	Leases.	64
	6.12.	Brokerage Commissions.	64
	6.13.	Existence.	64
	6.14.	Environmental.	64
	6.15.	Disclosure Updates.	64
	6.16.	Payments to Stocking Agents; Supply and Transitional Services Agreement.	65
7.	NEGATIVE COVENANTS.		65
	7.1.	Indebtedness.	65
	7.2.	Liens.	66
	7.3.	Restrictions on Fundamental Changes.	66
	7.4.	Disposal of Assets.	66
	7.5.	Change Name.	66
	7.6.	Guarantee.	66
	7.7.	Nature of Business.	66
	7.8.	Prepayments and Amendments.	66
	7.9.	Change of Control.	67
	7.10.	[Intentionally Omitted]	67
	7.11.	Distributions.	67
	7.12.	Accounting Methods.	67
	7.13.	Investments.	67
	7.14.	Transactions with Affiliates.	67
	7.15.	Suspension.	68
	7.16.	Payments under Alpine Management Agreement.	68
	7.17.	Use of Proceeds.	68
	7.18.	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.	68
	7.19.	Securities Accounts.	68
	7.20.	Subsidiaries.	68
	7.21.	Financial Covenants.	68
8.	EVENTS OF DEFAULT.		70
9.	THE LENDER GROUP'S RIGHTS AND REMEDIES.		72

	9.1.	Rights and Remedies.	72
	9.2.	Remedies Cumulative.	74
10.	TAXES AND EXPENSES.		74
11.	WAIVERS; INDEMNIFICATION.		74
	11.1.	Demand; Protest; etc.	74
	11.2.	The Lender Group's Liability for Collateral.	74
	11.3.	Indemnification.	75
12.	NOTICES.		75
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		76
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		77
	14.1.	Assignments and Participations.	77
	14.2.	Successors.	79
15.	AMENDMENTS; WAIVERS.		79
	15.1.	Amendments and Waivers.	79
	15.2.	Replacement of Holdout Lender.	80
	15.3.	No Waivers; Cumulative Remedies.	80
16.	AGENT; THE LENDER GROUP.		81
	16.1.	Appointment and Authorization of Agent.	81
	16.2.	Delegation of Duties.	81
	16.3.	Liability of Agent.	81
	16.4.	Reliance by Agent.	82
	16.5.	Notice of Default or Event of Default.	82
	16.6.	Credit Decision.	82
	16.7.	Costs and Expenses; Indemnification.	83
	16.8.	Agent in Individual Capacity.	83
	16.9.	Successor Agent.	84
	16.10.	Lender in Individual Capacity.	84
	16.11.	Withholding Taxes.	84
	16.12.	Collateral Matters.	86
	16.13.	Restrictions on Actions by Lenders; Sharing of Payments.	87
	16.14.	Agency for Perfection.	87
	16.15.	Payments by Agent to the Lenders.	87
	16.16.	Concerning the Collateral and Related Loan Documents.	87
	16.17.	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.	88
	16.18.	Several Obligations; No Liability.	89
	16.19.	Legal Representation of Agent.	89
	16.20.	Documentation Agent.	89
17.	GENERAL PROVISIONS.		89
	17.1.	Effectiveness.	89
	17.2.	Section Headings.	89
	17.3.	Interpretation.	90
	17.4.	Severability of Provisions.	90
	17.5.	Amendments in Writing.	90
	17.6.	Counterparts; Telefacsimile Execution.	90
	17.7.	Revival and Reinstatement of Obligations.	90
	17.8.	Integration.	90
	17.9.	Parent as Agent for Companies.	90

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule A-1	Agent's Accounts
Schedule C-1	Commitments
Schedule D-1	Designated Accounts
Schedule E-1	Eligible Inventory Locations
Schedule E-2	Eligible Equipment Locations (Eligible Capex Equipment)
Schedule E-3	Eligible Equipment Locations (Eligible Fixed Asset Equipment)
Schedule R-1	Real Property Collateral
Schedule P-1	Permitted Liens
Schedule 2.8(a)	Cash Management Banks
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7	Chief Executive Office; FEIN
Schedule 5.8(b)	Capitalization of Companies
Schedule 5.10	Litigation
Schedule 5.13	Employee Benefits
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Demand Deposit Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 14.1	Proposed Assignees Requiring Borrowers' Consent

LOAN AND SECURITY AGREEMENT

        THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of December 11, 2002, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), CONGRESS FINANCIAL CORPORATION (SOUTHERN), a Georgia corporation, as documentation agent for the Lenders ("Documentation Agent"), and FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders ("Agent"), and, on the other hand, ALPINE HOLDCO INC., a Delaware corporation ("Parent"), DNE TECHNOLOGIES, INC., a Delaware corporation ("Technologies"), DNE MANUFACTURING AND SERVICE COMPANY, a Delaware corporation ("Manufacturing"), ESSEX ELECTRIC INC., a Delaware corporation ("Electric"; Parent, Technologies, Manufacturing and Electric are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers") and DNE SYSTEMS, INC., a Delaware corporation ("Systems"; Systems is also referred to hereinafter as a "Credit Party").

        The parties agree as follows:

        1.    DEFINITIONS AND CONSTRUCTION.

          1.1.    Definitions.

          As used in this Agreement, the following terms shall have the following definitions:

            "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

            "Accounts" means all of Companies' now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

            "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of Parent or its Subsidiaries.

            "Acquisition" means the purchase by Parent of (i) all of the issued and outstanding shares of the capital stock of Systems and (ii) the assets relating to the electrical wire business of the Sellers, in each case pursuant to the terms of, and as more fully described in, the Purchase Agreement and the other Acquisition Documents (which assets relating to the electrical wire business of the Sellers will then be immediately contributed by Parent to Electric by way of a capital contribution).

            "Acquisition Documents" means the Purchase Agreement and the agreements, documents and instruments to be executed and delivered in accordance with the terms thereof (including, without limitation, the Intellectual Property License Agreements, the Supply and Transitional Services Agreement and the Superior Warrant).

            "Additional Documents" has the meaning set forth in Section 4.4.

            "Adjusted Accounts Payable" means, as of any date of determination, the product of Operating Borrowers' accounts payable outstanding as of such date times (b) 360.

            "Adjusted Costs of Goods Sold" means, as of any date of determination, Operating Borrowers' costs of goods sold for the 12 month period ending on such date; provided, that for purposes of a date of determination ending prior to December 31, 2003, Adjusted Costs of Goods Sold for the period ending on such date shall be deemed to be equal to the product of (i) Operating Borrowers' costs of goods sold for the period beginning on the first day of the month immediately following the month during which the Closing Date occurs and ending on such date of determination times (ii) a fraction, the numerator of which shall be twelve and the denominator of which shall be the number of months that have transpired following the Closing Date (beginning with the month immediately following the month during which the Closing Date occurs).

            "Advances" has the meaning set forth in Section 2.1.

            "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

            "Agent" means Foothill, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

            "Agent's Account" means the account identified on Schedule A-1.

            "Agent Advances" has the meaning set forth in Section 2.3(e)(i).

            "Agent's Liens" means the Liens granted by Companies to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

            "Agent-Related Persons" means Agent together with its Affiliates, officers, directors, employees, and agents.

            "Aggregate Capex Amount" means, as of any date of determination, the sum of the Capex Amounts for all Eligible Capex Equipment as of such date of determination; provided, that (i) the calculation of Aggregate Capex Amount on and after January 1, 2005 shall exclude any Capex Amount not included in the calculation of Aggregate Capex Amount prior to January 1, 2005, and (ii) the aggregate amount of Capex Amounts added to the Aggregate Capex Amount shall not exceed $2,000,000 in any month.

            "Agreement" has the meaning set forth in the preamble hereto.

            "Alpine" means The Alpine Group, Inc., a Delaware corporation.

            "Alpine Holdco Management Agreement" means the Management Agreement dated December 11, 2002 between The Alpine Group, Inc. and Parent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

            "Alpine Management Agreement" means the Management Agreement dated December 11, 2002 among Parent, Electric, Technologies and Manufacturing, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

            "Anaheim Parcel" means the parcel of Real Property Collateral located at 1075 North Patt Street in Anaheim, California.

            "Applicable Margin" means, from the date hereof to, but not including, the first date of adjustment provided for below (each such date of adjustment, an "Adjustment Date"), the percentages set forth below (on a per annum basis) with respect to LIBOR Rate Loans, Base Rate Loans and the Unused Line Fee:

Base Rate Loans	1.50%
LIBOR Rate Loans	3.50%
Unused Line Fee	0.50%

            The percentages set forth above will be adjusted as follows:

              (a)  On April 1, 2003, July 1, 2003, October 1, 2003 and January 1, 2004, the percentages described in this definition of "Applicable Margin" will be adjusted (effective prospectively) by reference to the "Average Utilization Percentage" (as hereinafter defined) for the immediately preceding fiscal quarter of Borrowers, in accordance with the following:

Average Utilization Percentage	Base Rate Loans	LIBOR Rate Loans	Unused Line Fee
Less than 50%	1.00%	3.00%	0.375%
Greater than or equal to 50% but less than 70%	1.25%	3.25%	0.50%
Equal to or greater than 70%	1.50%	3.50%	0.50%

              (b)  Commencing with the delivery of the financial statements required to be delivered pursuant to Section 6.3(a) for the fiscal period ending March 31, 2004, the percentages described in this definition of "Applicable Margin" will be adjusted (effective prospectively) on the first day of the month following delivery to Agent of the financial statements corresponding to the end of a fiscal quarter required to be delivered pursuant to Section 6.3(a) by reference to the "Leverage Ratio" (as hereinafter defined) for the twelve month period ending on the date of such most recently delivered financial statements, in accordance with the following:

Leverage Ratio	Base Rate Loans	LIBOR Rate Loans	Unused Line Fee
Less than 2.00	.50%	2.25%	0.25%
Equal to or greater than 2.00 but less than 2.75	.50%	2.50%	0.25%
Equal to or greater than 2.75 but less than 3.50	.75%	2.75%	0.375%
Equal to or greater than 3.50 but less than 4.25	1.00%	3.00%	0.50%
Equal to or greater than or 4.25 but less than 5.00	1.25%	3.25%	0.50%
Greater than 5.00	1.50%	3.50%	0.50%

    provided, that if Borrowers fail to deliver the relevant financial statements required to be delivered pursuant to Section 6.3(a) of this Agreement on or before the due date thereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the actual delivery of such financial statements, at which time the Applicable Margin shall adjust as set forth above (effective prospectively).

            "Applicable Prepayment Premium" means, during the period of time from and after the date of the execution and delivery of this Agreement up to (but not including) the Maturity Date, an amount equal to 0.75% times the Maximum Revolver Amount then in effect times the number of whole (or partial) years between the date of termination of this Agreement and the Maturity Date.

            "Applicable Real Property Amount" means, for each parcel of Eligible Real Property, the lesser of (a) 70% of the Quick Sale Value of such parcel of Eligible Real Property and (b) 50% of the Fair Market Value of such parcel of Eligible Real Property.

            "Assignee" has the meaning set forth in Section 14.1.

            "Assignment and Acceptance" means an Assignment and Acceptance in the form of Exhibit A-1.

            "Authorized Person" means any officer or other employee of Borrower Representative.

            "Availability" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Products Obligations) and all sublimits and reserves applicable hereunder).

            "Average Utilization Percentage" means, as of any date of determination, a percentage that is the result of dividing (a) the average Revolver Usage during the immediately preceding fiscal quarter of Borrowers by (b) the Maximum Revolver Amount then in effect.

            "Bank Product Agreements" means those certain cash management service agreements entered into from time to time by Parent or its Subsidiaries in connection with any of the Bank Products.

            "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Parent or its Subsidiaries to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Parent or any of its Subsidiaries is obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Parent or its Subsidiaries pursuant to the Bank Product Agreements.

            "Bank Products" means any service or facility extended to Parent or its Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

            "Bank Product Reserves" means, as of any date of determination, the amount of reserves that Agent has established (based upon Wells Fargo's or its Affiliate's reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

            "Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

            "Base LIBOR Rate" means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Borrower Representative in accordance with this Agreement, which determination shall be presumptively correct in the absence of manifest error.

            "Base Rate" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

            "Base Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

            "Base Rate Margin" means the Applicable Margin as it relates to Base Rate Loans.

            "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

            "Board of Directors" means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

            "Books" means all of each Company's now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Company's Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

            "Borrower" and "Borrowers" have the respective meanings set forth in the preamble to this Agreement.

            "Borrower Representative" has the meaning set forth in Section 17.9.

            "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to the Borrower designated by Borrower Representative in accordance with this Agreement.

            "Borrowing Base" has the meaning set forth in Section 2.1.

            "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

            "Capex Amount" means, with respect to an item of Eligible Capex Equipment, an initial amount equal to 80% of the invoiced cost (as shown on a written invoice, a copy of which has been delivered to Agent) of such Eligible Capex Equipment, net of "soft costs" such as taxes, freight, installation, engineering and software, which initial amount shall be reduced on the first day of each month subsequent to the purchase of such item of Eligible Capex Equipment by an amount equal to 1/48th of such initial amount (and which initial amount shall be further reduced to zero upon any subsequent disposition of such Eligible Capex Equipment).

            "Capex Availability" means an initial maximum amount equal to $10,000,000, which initial amount shall be reduced on the first day of each month (commencing with the first day of February, 2003) by the aggregate amount of Capex Reductions occurring on or prior to such day (but subsequent to the first day of the immediately preceding month); provided, that at all times prior to January 11, 2003, Capex Availability shall be equal to zero.

            "Capex Reduction" means, with respect to the Capex Amount for an item of Eligible Capex Equipment, the amount by which such Capex Amount has been reduced pursuant to the definition thereof since the date of the purchase of such item of Eligible Capex Equipment.

            "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            "Capitalized Lease Obligation" means any Indebtedness represented by obligations under a Capital Lease.

            "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's or their respective successors, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better (or the equivalent thereof), from S&P or Moody's or their respective successors, (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better (or the equivalent thereof), from S&P or Moody's or their respective successors, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation and (e) money, money accounts or funds that invest primarily in the types of securities described in the foregoing clauses (a) through (d).

            "Cash Management Bank" has the meaning set forth in Section 2.7(a).

            "Cash Management Account" has the meaning set forth in Section 2.7(a).

            "Cash Management Agreements" means those certain cash management service agreements, in form and substance reasonably satisfactory to Agent, each of which is among Operating Borrowers, Agent, and one of the Cash Management Banks.

            "Change of Control" means (a) Alpine shall cease to own and control at least 65% of the Stock of Parent (or an amount of the Stock of Parent sufficient to allow Alpine to elect a majority of the board of directors of Parent) or (b) Parent ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date, except with respect to the Superior Warrant and any exercise thereof and except pursuant to a transaction that is otherwise expressly permitted hereunder.

            "Closing Date" means the date of the making of the initial Advance (or other initial extension of credit) hereunder.

            "Closing Date Business Plan" means the set of Projections of Companies for the 3 year period following the Closing Date (on a year by year basis, and for the one year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent.

            "Code" means the Georgia Uniform Commercial Code, as in effect from time to time.

            "Collateral" means all of each Company's now owned or hereafter acquired right, title, and interest in and to each of the following:

              (a)  Accounts,

              (b)  Books,

              (c)  Equipment,

              (d)  General Intangibles,

              (e)  Inventory,

              (f)    Investment Property,

              (g)  Negotiable Collateral,

              (h)  Real Property Collateral,

              (i)    money or other assets of each such Company that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

              (j)    the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

            The foregoing to the contrary notwithstanding, the term "Collateral" shall not include (a) any of the issued and outstanding stock of the Israel Companies and (b) any item of General Intangibles that is now or hereafter held by a Company, solely in the event and to the extent that: (i) as the result of the security interest granted herein, such Company's rights in or with respect to such item of General Intangibles would be forfeited or would become void, voidable, terminable, or revocable, or, with respect to any item of General Intangibles that is now or hereafter held by a Company as licensee or lessee, if such Company would be deemed to have breached, violated, or defaulted such underlying license, lease or other agreement that governs such item of General Intangibles; (ii) any such restriction shall be effective and enforceable under applicable law; and (iii) any such forfeiture, voidness, voidability, terminability, revocability, breach, violation, or default cannot be remedied by such Company using its commercially reasonably efforts (but without any obligation to make any expenditures of money or to commence legal proceedings); provided, however, that the security interest granted herein shall extend to, and the term "Collateral" shall include, (y) any and all proceeds of such item of General Intangibles to the extent that the granting of a security interest in such proceeds is not so restricted, and (z) upon any such licensor, lessor or other applicable party's consent with respect to any such otherwise excluded item of General Intangibles being obtained, thereafter such item of General Intangibles as well as any proceeds thereof that might theretofore have been excluded from the grant of security interest contained herein and the term "Collateral".

            "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

            "Collateral Reserve" means an amount equal to $10,000,000.

            "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Companies; provided, that for purposes of the calculation in Section 2.1(a)(v)(ii), none of the foregoing received after the Closing Date shall constitute "Collections" hereunder unless received by Agent.

            "Commitment" means, with respect to each Lender, its Revolver Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

            "Companies" means Borrowers and the Credit Party.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

            "Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the applicable Company, Agent, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account.

            "Copyright Security Agreement" means a copyright security agreement executed and delivered by each Company and Agent, the form and substance of which is reasonably satisfactory to Agent.

            "Credit Party" has the respective meanings set forth in the preamble to this Agreement.

            "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

            "DDA" means any checking or other demand deposit account maintained by any Borrower.

            "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

            "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

            "Defaulting Lender Rate" means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto.

            "Designated Account" means, with respect to a Borrower, each DDA of such Borrower identified on Schedule D-1 or such other DDA to replace an existing DDA that has been designated in writing by such Borrower to Agent.

            "Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period (without duplication of items for which a reserve has been established by Agent pursuant to the terms hereof), by (b) Operating Borrowers' gross billings with respect to Accounts during such period (excluding extraordinary items).

            "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

            "Disbursement Letter" means an instructional letter executed and delivered by Borrower Representative to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Agent.

            "DNE Guaranty" means that certain general continuing guaranty executed and delivered by the Credit Party in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent.

            "Documentation Agent" means Congress Financial Corporation (Southern), solely in its capacity as documentation agent for the Lenders hereunder.

            "Dollars" or "$" means United States dollars.

            "Due Diligence Letter" means the due diligence letter sent by Agent's counsel to Borrower Representative, together with Borrower Representative's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

            "EBITDA" means, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains, plus, to the extent deducted in determining net earnings (or loss) for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) management fees under the Management Agreements accrued but not paid due to the operation of the terms of this Agreement, (v) non-recurring charges identified in the Closing Date Business Plan and losses incurred in connection with the discontinuance of certain product lines marked for discontinuance in the Closing Date Business Plan (in an aggregate amount for all periods not to exceed $20,000,000) and (vi) uncapitalized transaction expenses incurred in connection with the closing of the Acquisition and the transactions contemplated hereby and paid within one year following the Closing Date (in an aggregate amount for all periods not to exceed $4,000,000), as determined in accordance with GAAP; provided, that for purposes of a measurement period that includes any of the months between February, 2002 and December, 2002, EBITDA for such months shall be deemed to be as follows:

Months	EBITDA
February, 2002	$879,000
March, 2002	$(230,000)
April, 2002	$437,000
May, 2002	$332,000
June, 2002	$646,000
July, 2002	$91,000
August, 2002	$975,000
September, 2002	$757,000
October, 2002	$1,395,000
November, 2002	$(173,000)
December, 2002	$(246,000)

            "Eligible Accounts" means those Accounts created by one of Operating Borrowers in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrowers under the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date or otherwise. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Operating Borrowers. Eligible Accounts shall not include the following:

              (a)  Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or within 60 days of due date,

              (b)  Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

              (c)  Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of any Operating Borrower,

              (d)  Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

              (e)  Accounts that are not payable in Dollars,

              (f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

              (g)  Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Operating Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727, 41 U.S.C. §15; provided, that during the 90 days following the date hereof, such compliance shall not be required for such Accounts to be Eligible Accounts so long as such Accounts otherwise satisfy the criteria for being Eligible Accounts), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Operating Borrower has complied to Agent's satisfaction),

              (h)  Accounts with respect to which the Account Debtor is a creditor of any Operating Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,

              (i)    Accounts with respect to an Account Debtor (other than a Specified Account Debtor) whose total obligations owing to Operating Borrowers exceed 10% (such percentage as applied to a particular Account Debtor being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates, with such reduction to be reasonably proportionate to such deterioration) of all Eligible

      Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

              (j)    Accounts with respect to a Specified Account Debtor whose total obligations owing to Operating Borrowers exceed 15% (such percentage as applied to a particular Specified Account Debtor being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Specified Account Debtor deteriorates, with such reduction to be reasonably proportionate to such deterioration) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

              (k)  Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which an Operating Borrower has received notice of an imminent Insolvency Proceeding of such Account Debtor,

              (l)    Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the applicable Operating Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

              (m)  Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

              (n)  Accounts that are not subject to a valid and perfected first priority Lien in favor of Agent,

              (o)  Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

              (p)  Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Operating Borrower of the subject contract for goods or services; or

              (q)  Accounts acquired in connection with a Permitted Acquisition until such time as Agent has completed a collateral audit with respect thereto and is satisfied with the results thereof.

            "Eligible Capex Equipment" means Equipment (i) that is purchased and fully paid for by an Operating Borrower after the Closing Date, but prior to December 31, 2004, (ii) that is new and unused as of such date of purchase, (iii) that has not become affixed to any real property (other than Real Property Collateral that is subject to a Mortgage) in a manner that would cause such Equipment to be considered a fixture and (iv) with respect to which Agent (for the benefit of the Lender Group) has a first-priority perfected Lien and which is not subject to any other Lien, in each case located at one of the business locations of Operating Borrowers set forth on Schedule E-2.

            "Eligible Fixed Asset Equipment" means Equipment (i) that is owned and fully paid for by an Operating Borrower and listed in the Initial Equipment Appraisal (excluding any Equipment obtained after the Closing Date), (ii) that has not become affixed to any real property in a manner that would cause such Equipment to be considered a fixture, (iii) with respect to which Agent (for the benefit of the Lender Group) has a first-priority perfected Lien and which is not subject to any other Lien and (iv) that is located at one of the business locations of Operating Borrowers set forth on Schedule E-3.

            "Eligible Inventory" means Inventory of Operating Borrowers consisting of raw materials, work-in-process or first quality finished goods held for sale in the ordinary course of Operating Borrowers' business, in each case located at one of the business locations of Operating Borrowers set forth on Schedule E-1 (or in-transit between any such locations), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Operating Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

              (a)  an Operating Borrower does not have good, valid, and marketable title thereto,

              (b)  it is not located at one of the locations in the United States set forth on Schedule E-1 or in transit from one such location to another such location,

              (c)  it is not located on real property owned by an Operating Borrower, unless it is in the possession of a Stocking Agent and the requirements of clause (d) below have been satisfied or it is located on real property leased by an Operating Borrower and the requirements of clause (e) below have been satisfied;

              (d)  it is in the possession of a Stocking Agent, unless (i) it has an aggregate value in excess of $300,000, (ii) it is subject to a Collateral Access Agreement executed by the Stocking Agent, (iii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises and (iv) a UCC-1 financing statement has been filed in the jurisdiction of the Stocking Agent's organization, which names the Stocking Agent as debtor, the applicable Operating Borrower as secured party and Agent as assignee of secured party and which identifies the Inventory in the possession of the Stocking Agent as the collateral,

              (e)  it is located on real property leased by an Operating Borrower, unless (i) it has an aggregate value in excess of $300,000, (ii) a Rent Reserve is in place or it is subject to a Collateral Access Agreement executed by the lessor and (iii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

              (f)    it is not subject to a valid and perfected first priority Lien in favor of Agent,

              (g)  it consists of goods returned or rejected by an Operating Borrower's customers,

              (h)  it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in an Operating Borrower's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment or consigned to a third party (other than a Stocking Agent); or

              (i)    it has been acquired in connection with a Permitted Acquisition, unless Agent has completed a collateral audit with respect thereto and/or received an appraisal with respect thereto and, in each case, Agent is satisfied with the results thereof.

            "Eligible Real Property" means the Real Property owned by Electric and commonly known as 1075 North Patt Street, Anaheim, California, 4251 Helton Drive, Florence-Lauderdale Industrial Park, Florence, Alabama and 1620 East Malone Avenue, Sikeston, Missouri.

            "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000 and (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date.

            "Environmental Actions" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority with jurisdiction, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Company or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Company or any predecessor in interest.

            "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any written judicial or administrative interpretation thereof, including any written judicial or administrative order, consent decree or judgment, to the extent binding on Companies, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any applicable state and local or foreign counterparts or equivalents, in each case as amended from time to time.

            "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority with jurisdiction or any third party, and which relate to any Environmental Action.

            "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

            "Equipment" means all of Companies' now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

            "Equity Contribution" means Alpine's purchase of shares of the common stock of Parent in an aggregate amount of $9,000,000, with the proceeds of such purchase used to pay a portion of the purchase price owing in connection with the Acquisition and to pay a portion of the fees and expenses relating thereto.

            "Equity Contribution Documents" means the Capital Contribution Letter dated December 11, 2002 between The Alpine Group Inc. and Parent.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

            "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Company under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Company under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Company is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Company and whose employees are aggregated with the employees of a Company under IRC Section 414(o).

            "Event of Default" has the meaning set forth in Section 8.

            "Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to Availability minusthe aggregate amount, if any, of all outstanding trade payables of Operating Borrowers more than 45 days past due (other than those that are the subject of a Permitted Protest) and all book overdrafts outside of the ordinary course of business as determined by Agent in its Permitted Discretion.

            "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

            "Existing Lender" means Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), in its capacity as administrative agent for the lending institutions party to the Amended and Restated Credit Agreement dated as of November 27, 1998, as previously amended, modified and supplemented, among Superior Telecommunications Inc. (f/k/a Superior/Essex Corp.), a Delaware corporation, Essex Group, Inc., a Michigan corporation, each of the Guarantors (including Superior) party thereto, the lending institutions from time to time party thereto as Lenders, the Existing Lender, as Administrative Agent, Merrill Lynch & Co., as Documentation Agent, and Fleet National Bank, as Syndication Agent.

            "Fair Market Value" means, with respect to any parcel of Eligible Real Property, the fair market value of such Eligible Real Property as determined by an appraiser acceptable to Agent (pursuant to the most recent written appraisal obtained by Agent that is in form and substance reasonably acceptable to Agent and that contains methodologies, assumptions and other terms reasonably acceptable to Agent), net of estimated liquidation expenses and commissions as reasonably determined by Agent.

            "Fee and Syndication Letter" means that certain fee and syndication letter, dated as of even date herewith, between Borrowers and Agent, in form and substance satisfactory to Agent.

            "FEIN" means Federal Employer Identification Number.

            "Fixed Asset Amount" means an amount equal to the sum of (A) 80% of the Forced Liquidation Value of the Eligible Fixed Asset Equipment and (B) the aggregate Applicable Real Property Amounts, as such amount may be redetermined from time to time pursuant to the terms of the second sentence of Section 2.1(b).

            "Fixed Asset Availability" means an initial amount equal to $8,286,812, which initial amount shall be reduced (i) by $120,849.34 on January 1, 2003 and by $172,641.92 on the first day of each month thereafter, (ii) upon the disposition of any Eligible Fixed Asset Equipment, by an amount equal to the Forced Liquidation Value thereof, (iii) upon the disposition of any Eligible Real Property, by an amount equal to the Fair Market Value thereof and (iv) by the amount of any Fixed Asset Reduction.

            "Fixed Asset Reduction" means a reduction of the Fixed Asset Amount made in connection with the redetermination of the Forced Liquidation Value of the Eligible Fixed Asset Equipment and/or the Applicable Real Property Amounts pursuant to the terms of the second sentence of Section 2.1(b).

            "Forced Liquidation Value" means, with respect to any item of Eligible Fixed Asset Equipment, the forced liquidation value of such Eligible Fixed Asset Equipment as determined by an appraiser acceptable to Agent (pursuant to the most recent written appraisal obtained by Agent that is in form and substance acceptable to Agent and that contains methodologies, assumptions and other terms acceptable to Agent), net of estimated liquidation expenses and commissions as determined by Agent.

            "Foothill" means Foothill Capital Corporation, a California corporation.

            "Funding Date" means the date on which a Borrowing occurs.

            "Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

            "General Intangibles" means all of Companies' now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

            "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

            "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

            "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified and regulated pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "TCLP", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

            "Hedge Agreement" means any and all transactions, agreements, or documents now existing or hereafter entered into between Parent or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent's or its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

            "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Parent or its Subsidiaries, irrespective of whether such obligation or liability is assumed; provided, that in the event that such liability is non-recourse to such Person beyond the asset securing the same, the amount of such liability shall be deemed to be equal to the greater of (i) the fair market value of such asset or (ii) the book value of such asset, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person; provided, that, unless such primary obligation and the maximum amount for such guaranteeing Person may be liable are not stated or determinable, the amount of any such obligation of such guaranteeing Person shall be deemed to be equal to the lesser of (i) the then stated or determinable amount of the primary obligation and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the applicable guaranty instrument.

            "Indemnified Liabilities" has the meaning set forth in Section 11.3.

            "Indemnified Person" has the meaning set forth in Section 11.3.

            "Initial Equipment Appraisal" means the appraisal with respect to Operating Borrowers' Equipment performed by Hilco Appraisal Services, LLC and dated August 28, 2002.

            "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

            "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

            "Intellectual Property License Agreements" means (i) the Trademark License Agreement and (ii) the Patent License Agreement dated as of December 11, 2002 by and between Electric, Essex Technology, Inc. and Essex Group, Inc., as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

            "Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Borrowers and Agent, the form and substance of which is reasonably satisfactory to Agent.

            "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Borrower Representative on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

            "Inventory" means all Companies' now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Company as lessor, goods that are furnished by a Company under a contract of service, and raw materials, work in process, or materials used or consumed in a Company's business.

            "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

            "Investment Property" means all of Companies' now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

            "IP SPV" means IP LICENSING LLC, a Delaware limited liability company.

            "IP SPV LLC Agreement" means the Limited Liability Company Agreement of IP SPV, dated December 11, 2002, between Essex Technology, Inc., as the sole equity member thereunder, and Electric, as the special manager thereunder.

            "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

            "Israel Group" means, collectively, Superior Cables Holding (1997) Ltd., a corporation organized under the laws of Israel, Texas SUT Inc., a Texas corporation, and any of their respective subsidiaries.

            "Issuing Lender" means Foothill or any other Lender that, at the request of Borrower Representative and with the consent of Agent agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

            "L/C" has the meaning set forth in Section 2.12(a).

            "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

            "L/C Undertaking" has the meaning set forth in Section 2.12(a).

            "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

            "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

            "Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Company under any of the Loan Documents that are paid or incurred by the Lender Group, (b) actual fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with Companies, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) actual charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Company or any guarantor of the Obligations, (h) Agent's and each Lender's reasonable fees and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable fees and expenses (including reasonable attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Company or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

            "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, and agents of such Lender.

            "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

            "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

            "Leverage Ratio" means, as of any date of determination, the ratio of Total Senior Debt to EBITDA as of such date.

            "LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

            "LIBOR Notice" means a written notice in the form of Exhibit L-1.

            "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

            "LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

            "LIBOR Rate Margin" means the Applicable Margin as it relates to LIBOR Rate Loans.

            "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

            "Loan Account" has the meaning set forth in Section 2.10.

            "Loan Documents" means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Disbursement Letter, the Fee and Syndication Letter, the DNE Guaranty, the Letters of Credit, the Mortgages, the Officers' Certificate, the Patent Security Agreement, the Stock Pledge Agreements, the Trademark Security Agreement, the Intercompany Subordination Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Company and the Lender Group in connection with this Agreement.

            "Management Agreements" means, collectively, the Alpine Management Agreement and the Alpine Holdco Management Agreement.

            "Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers taken as a whole, (b) a material impairment of a Company's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of a Company.

            "Maturity Date" has the meaning set forth in Section 3.4.

            "Maximum Revolver Amount" means $100,000,000, as such amount may be adjusted in accordance with the terms hereof.

            "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by an Operating Borrower in favor of Agent, for the benefit of the Lender Group, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

            "Negotiable Collateral" means all of Companies' now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments,

    promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

            "Net Liquidation Percentage" means the percentage of the book value of Operating Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, such percentage to be as determined from time to time by a qualified appraisal company selected by Agent.

            "Obligations" means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee and Syndication Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties (including, without limitation, obligations under the DNE Guaranty), covenants, and duties of any kind and description owing by Companies, or any of them, to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Companies, or any of them, are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

            "Officers' Certificate" means the representations and warranties of officers form submitted by Agent to Borrower Representative, together with Companies' completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

            "Operating Borrowers" means Technologies, Manufacturing and Electric.

            "Originating Lender" has the meaning set forth in Section 14.1(e).

            "Overadvance" has the meaning set forth in Section 2.5.

            "Parent" has the meaning set forth in the preamble to this Agreement.

            "Participant" has the meaning set forth in Section 14.1(e).

            "Patent Security Agreement" means a patent security agreement executed and delivered by Companies and Agent, the form and substance of which is satisfactory to Agent.

            "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Agent, from Existing Lender to Agent respecting a release of all of the Liens existing in favor of Existing Lender in and to the assets that are being conveyed in connection with the Acquisition.

            "Permitted Acquisition" means an asset acquisition by an Operating Borrower consummated on or after June 30, 2003 in which (a) if applicable, the business or assets acquired are located in the United States and are for use in the business engaged in by such Operating Borrower as of the Closing Date, (b) immediately before and after giving effect to such asset acquisition and the making of any Loans in connection therewith, no Default or Event of Default exists (and, with respect to the financial covenants included in Section 7.21, Agent has been provided with calculations showing compliance with such financial covenants on a pro forma basis as of the most recent month end for which financial statements have been delivered, after giving effect to such asset acquisition), (c) the aggregate consideration to be paid by the applicable Operating Borrower (including any liabilities assumed or issued in connection therewith) in connection with such asset acquisition, together with the consideration paid in connection with all other asset acquisitions completed by Operating Borrowers during the consecutive twelve- month period ending on the date of such asset acquisition, does not exceed $1,000,000, (d) at the time of and immediately after giving effect to such asset acquisition and the making of any Loans in connection therewith, Availability is not less than $10,000,000, (e) reasonably prior to the consummation of such asset acquisition, Agent has received complete executed or conformed copies of the material documentation to be executed in connection with such acquisition, (f) consents have been obtained in favor of Agent and Lenders to the collateral assignment of rights and indemnities under the material acquisition documents, (g) Agent shall have received a perfected, first-priority Lien in the assets so acquired (except for Permitted Liens) and (h) any contingent liabilities or Indebtedness assumed or issued in connection with such asset acquisition have been approved by Agent and Required Lenders, which approval shall not be unreasonably withheld or delayed.

            "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

            "Permitted Dispositions" means (a) sales or other dispositions by Parent or its Subsidiaries of Equipment that is substantially worn, damaged, outmoded or obsolete in the ordinary course of business, (b) sales by Parent or its Subsidiaries of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Parent or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the sale or issuance by any Subsidiary of Parent of Stock to Parent or any other Subsidiary of Parent, so long as any such Stock is pledged in favor of Agent to secure the Obligations pursuant to an instrument reasonably acceptable to Agent, (e) at any time that no Event of Default exists, the sale or discounting, without recourse, of Accounts on an arms'-length basis in the ordinary course of business, consistent with past practice and not to exceed an aggregate amount of $50,000 in any month, (f) the transfer of assets by Parent or any of its Subsidiaries to any Operating Borrower, (g) the sublease of real or personal property that is leased (and not owned) by Parent or its Subsidiaries on commercially reasonable terms to the extent that such Person determines, in its reasonable business judgment, that such leased property is no longer useful in the conduct of the business of the Companies, (h) the sale or other disposition by an Operating Borrower on an arms'-length basis, for fair market value and in cash, of the Real Property (together with the improvements thereon, the automotive wire and battery cable business and the welding cable and other industrial wire products business (but not including any Eligible Inventory or Eligible Accounts) conducted thereat and the Equipment (but not including any Eligible Fixed Asset Equipment or Eligible Capex Equipment) located thereat) located at (i) 190 Polk Street, Orleans, Indiana and (ii) 3400 Union Street, Lafayette, Indiana, (i) the sale or other disposition by an Operating Borrower on an arms'-length basis, for fair market value and in cash, of the Real Property located at 2540 South Whitley County Road 400 East, Columbia City, Indiana, (j) the sub-license of intellectual property rights to a Stocking Agent by the applicable Operating Borrower in accordance with the agreement between such Operating Borrower and such Stocking Agent, (k) dispositions and/or licenses in accordance with the terms of the side-letter dated October 31, 2002 between Sellers, Alpine and Parent relating to the location at 2450 South Country Road (600 E.) in Columbia City, Indiana and (l) so long as no Default or Event of Default then exists, a sale or disposition of other assets not used by and is not useful to any Company (but not including any Eligible Accounts, Eligible Inventory, Eligible Capex Equipment, Eligible Fixed Asset Equipment or Eligible Real Property), on an

    arms'-length basis and in an aggregate amount not to exceed $1,000,000 during the term of this Agreement.

            "Permitted Distributions" means (a) dividends and other distributions by a Subsidiary of an Operating Borrower to such Operating Borrower, (b) dividends and other distributions from any Subsidiary of Parent to Parent, the proceeds of which are used by Parent to pay corporate overhead and administrative expenses allocable to Operating Borrowers and incurred in the ordinary course of business and which do not exceed $500,000 in the aggregate in any fiscal year, (c) dividends and other distributions from any Subsidiary of Parent directly or indirectly to Parent and a further distribution by Parent to Alpine in accordance with the terms of the Tax Sharing Agreement, so long as no Company's share of such dividends and distributions exceeds the tax liabilities which such Company would have incurred on a non-consolidated basis and (d) so long as no Default or Event of Default then exists, distributions from Companies to Alpine in an aggregate amount not to exceed $250,000 in any fiscal year.

            "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Borrower in any Operating Borrower provided that if any such investment is in the form of Indebtedness, such Indebtedness investment shall be subject to the terms and conditions of the Intercompany Subordination Agreement, (e) Investments (including intercompany Indebtedness) existing as of the Closing Date of Companies in each other Company and in their respective Subsidiaries, (f) Investments by Parent or any of its Subsidiaries made after the Closing Date in any Operating Borrower, (g) deposits made in the ordinary course of business to secure the performance of leases or other contractual arrangements entered into in the ordinary course of business, (h) guaranties constituting Indebtedness that is permitted under Section 7.1, (i) Investments in Hedge Agreements so long as any such Hedge Agreements are otherwise permitted hereunder and (j) Investments received in connection with the bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business.

            "Permitted Liens" means (a) Liens held by Agent for the benefit of Agent and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, restrictive covenants, rights of way, zoning restrictions and other title matters, whether recorded or unrecorded, that do not materially interfere with or impair the use or operation thereof and (m) Liens arising from precautionary financing statements regarding operating leases or consignments to the extent that such operating leases or consignments are entered into in the ordinary course of business and are otherwise permitted hereunder.

            "Permitted Protest" means the right of Borrower Representative or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is prosecuted diligently by Borrower Representative or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.

            "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $10,000,000.

            "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

            "Personal Property Collateral" means all Collateral other than Real Property.

            "Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

            "Pro Rata Share" means:

              (a)  with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

              (b)  with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders, and

              (c)  with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Total Commitment, by (ii) the aggregate amount of Total Commitments of all Lenders; provided, however, that, in each case, in the event all Commitments have been terminated, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination.

            "Purchase Agreement" means the Purchase Agreement dated October 31, 2002 by and among Parent, Alpine and Sellers, as amended from time to time in accordance with the terms thereof and hereof.

            "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

            "Quick Sale Value" means, with respect to any parcel of Eligible Real Property, the quick sale value of such Eligible Real Property as determined by an appraiser acceptable to Agent (pursuant to the most recent written appraisal obtained by Agent that is in form and substance reasonably acceptable to Agent and that contains methodologies, assumptions and other terms reasonably acceptable to Agent), net of estimated liquidation expenses and commissions as determined by Agent.

            "Real Property" means any estates or interests in real property now owned or hereafter acquired by any Company and the improvements thereto.

            "Real Property Collateral" means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by an Operating Borrower.

            "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

            "Remedial Action" means all actions required by applicable Environmental Law and taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

            "Rent Reserve" means, with respect to any location leased by an Operating Borrower, a reserve in an amount equal to (a) the sum of all rental payments (including, without duplication, any additional rent) scheduled to come due (i) in the next 3 months for such location (or if applicable law provides that the landlord would have a Lien (with priority over Agent's Lien) to secure past due rent for a longer period, all rental payments (including additional rent) scheduled to come due during such longer period), if the landlord has not waived any and all Liens which could arise to secure the obligations of the applicable Operating Borrower under the lease or (ii) in the next 2 months for such location, if the landlord has waived any and all Liens which could arise to secure the obligations of the applicable Operating Borrower under the lease, plus (b) any past due rent for such location.

            "Report" has the meaning set forth in Section 16.17.

            "Required Availability" means Excess Availability and unrestricted cash and Cash Equivalents in an amount of not less than (i) $18,000,000 minus (ii) the lesser of (A) $5,000,000 and (B) the amount of the Borrowing Base under Section 2.1(a)(v) that is attributable to the Accounts of Technologies and Manufacturing.

            "Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate 51% of the Total Commitments, or if the Commitments have been terminated irrevocably, 51% of the Obligations (other than Bank Product Obligations) then outstanding.

            "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

            "Responsible Officer" means, as to any Person, the chief executive officer, president or chief financial officer or such Person, but in any event, with respect to financial matters, the chief financial officer of such Person.

            "Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

            "Revolver Usage" means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

            "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

            "SEC" means the United States Securities and Exchange Commission and any successor thereto.

            "Securities Account" means a "securities account" as that term is defined in the Code.

            "Sellers" means Superior, Superior Telecommunications Inc., a Delaware corporation, Essex International Inc., a Delaware corporation and Essex Group, Inc., a Delaware corporation.

            "Settlement" has the meaning set forth in Section 2.3(f)(i).

            "Settlement Date" has the meaning set forth in Section 2.3(f)(i).

            "Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

            "Specified Account Debtor" means any of (i) Home Depot and its successors and assigns and (ii) so long as Operating Borrowers provide Agent with copies of updated financial reports for the same on a quarterly basis, Consolidated Electric Distribution and Graybar and their respective successors and assigns.

            "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

            "Stock Pledge Agreement" means a stock pledge agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Company that owns Stock of a Subsidiary of Parent.

            "Stocking Agents" means an agent or other representative of an Operating Borrower located within the United States with whom such Operating Borrower maintains Inventory from time to time for sales by such agent or representative to customers of such Operating Borrower that are for the account of, and invoiced by, such Operating Borrower. As of the Closing Date, the Stocking Agents are B.N. Yanow & Co. Inc., Brazill Bros. & Associates, Inc., Bell & McCoy Inc., Bill Casey Electric Sales, Inc. and Electric Sales Unlimited.

            "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. Notwithstanding the foregoing, for purposes of this Agreement and each other Loan Document, the term "Subsidiary" shall not include the Israel Companies for any purpose.

            "Superior" means Superior TeleCom Inc., a Delaware corporation.

            "Superior Warrant" means the Warrant dated as of December 11, 2002 granted to Superior by Electric and covering up to 19.9% of the capital stock of Electric.

            "Supply and Transitional Services Agreement" means the Supply and Transitional Services Agreement dated as of December 11, 2002 by and among Parent, Electric and Superior, as amended from time to time in accordance with the terms thereof.

            "Swing Lender" means Foothill or any other Lender that, at the request of Borrower Representative and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender hereunder.

            "Swing Loan" has the meaning set forth in Section 2.3(d)(i).

            "Tangible Net Worth" means, as of any date of determination, the result of (a) the total stockholder's equity of Parent and its Subsidiaries, minus (b) the sum of (i) all Intangible Assets of Parent and its Subsidiaries, (ii) all of Parent's prepaid expenses, and (iii) all amounts due to Parent and its Subsidiaries from Affiliates.

            "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of December 11, 2002 by and among Alpine Group Inc. and such of its subsidiaries from time to time party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

            "Taxes" has the meaning set forth in Section 16.11.

            "Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

            "Total Senior Debt" means, as of any date of determination, the aggregate of all Indebtedness (other than Indebtedness that is (i) permitted under this Agreement and (ii) subordinated to the Obligations in a manner satisfactory to Agent), determined for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as of such date.

            "Trademark License Agreement" means the Trademark License Agreement dated as of December 11, 2002 by and between Electric, as licensee and IP SPV, as licensor, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

            "Trademark Security Agreement" means a trademark mortgage executed and delivered by each Company and Agent, the form and substance of which is reasonably satisfactory to Agent.

            "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

            "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

            "Unused Line Fee" means the fee payable by Borrowers pursuant to Section 2.11(a).

            "Voidable Transfer" has the meaning set forth in Section 17.7.

            "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

            "WIP Liquidation Percentage" means the quotient of (A) the lesser of (i) the book value per pound of Eligible Inventory consisting of the copper content of work-in-process and (ii) the then current Comex copper price per pound (as shown in Platts Metals Week or, if Platts Metals Week ceases to be published, such other publication selected by Agent which shows the per pound Comex price for copper) for Eligible Inventory consisting of the copper content of work-in-process, minus the then current No. 2 Scrap Discount per pound (as shown in Platts Metals Week or, if Platts Metals Week ceases to be published, such other publication selected by Agent which shows the per pound No. 2 Scrap Discount for copper) for such Eligible Inventory, and minus the smelting and processing charge per pound for such Eligible Inventory; divided by (B) the cost per pound for such Eligible Inventory consisting of the copper content of work-in-process.

        1.2.    Accounting Terms.

        All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrowers" or the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

        1.3.    Code.

        Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

        1.4.    Construction.

        Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

        1.5.    Schedules and Exhibits.

        All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.    LOAN AND TERMS OF PAYMENT.

        2.1.    Revolver Advances.

          (a)  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage; provided, that notwithstanding anything to the contrary contained herein, (i) Parent shall be the only Borrower eligible to borrow Advances on the Closing Date and (ii) Technologies, Manufacturing and Electric shall be the only Borrowers eligible to borrow Advances on the date immediately following the Closing Date and each date thereafter. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the sum of:

    (v)
    the lesser of

    (i)
    85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and

    (ii)
    an amount equal to Operating Borrowers' Collections with respect to Accounts for the immediately preceding 90 day period, plus

    (w)
    the lowest of

    (i)
    $45,000,000,

    (ii)
    the sum of (A) the lesser of (1) sixty percent (60%) of the book value of Eligible Inventory consisting of finished goods (other than finished goods with Stocking Agents) and (2) eighty percent (80%) times the then extant Net Liquidation Percentage times the book value of Eligible Inventory consisting of finished goods (other than finished goods with Stocking Agents); plus (B) the lesser of (1) sixty percent (60%) of the book value of Eligible Inventory consisting of the copper content of work-in-process and (2) eighty percent (80%) times the then extant WIP Liquidation Percentage times the book value of Eligible Inventory consisting of the copper content of work-in-process; plus (C) the lesser of (1) sixty percent (60%) of the book value of Eligible Inventory consisting of raw materials (other than copper rods) and (2) eighty percent (80%) times the then extant Net Liquidation Percentage times the book value of Eligible Inventory consisting of raw materials (other than cooper rods); plus (D) the lesser of (1) sixty percent (60%) of the book value of Eligible Inventory consisting of copper rods and (2) eighty percent (80%) times the then extant Net Liquidation Percentage times the book value of Eligible Inventory consisting of copper rods; plus (E) the lesser of (1) sixty percent (60%) of the book value of Eligible Inventory consisting of finished goods with Stocking Agents and (2) eighty percent (80%) times the then extant Net Liquidation Percentage times the book value of Eligible Inventory consisting of finished goods with Stocking Agents, and

    (iii)
    prior to June 30, 2003, 90% of the amount of credit availability created by clause (v) above, and on and after June 30, 2003, 70% of the amount of credit availability created by clause (v) above, plus

    (x)
    the lesser of

    (i)
    Fixed Asset Availability, and

    (ii)
    the Fixed Asset Amount, plus

    (y)
    the lesser of

    (i)
    Capex Availability, and

    (ii)
    the Aggregate Capex Amount, minus

    (z)
    the sum of (i) the Bank Products Reserve, (ii) the Collateral Reserve, and (iii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b);

  provided, that (A) Revolver Usage based upon availability described in clause (v) above and predicated on Eligible Accounts of Technologies and Manufacturing shall not exceed (I) zero, until Agent has received recorded copies of UCC-1 Financing Statements that are reasonably satisfactory to Agent in form and substance and that name Agent as secured party and Systems, Manufacturing and Technologies, respectively, as debtor, in each case recorded with the Secretary of State of the State of Delaware and (II) $5,000,000 in the aggregate at any time after Agent has received the recorded copies of the UCC-1 Financing Statements described in the foregoing clause (I), (B) Revolver Usage based upon availability described in clause (w) above and predicated on Eligible Inventory of Technologies and Manufacturing shall not exceed (I) zero, until Agent has received appraisals with respect to the Inventory of Technologies and Manufacturing that are in form and substance reasonably acceptable to Agent and that contain methodologies, assumptions and other terms reasonably acceptable to Agent or (II) $5,000,000, after Agent has received the appraisals described in the foregoing clause (I), (C) Revolver Usage based upon availability described in clause (w) above and predicated on work-in-process shall not exceed $5,000,000 at any time, (C) Revolver Usage based upon availability described in clause (w) above and predicated on raw materials (other than copper rods) shall not exceed $2,500,000 at any time and (D) Revolver Usage based upon availability described in clause (w) above and predicated on copper rods shall not exceed $5,000,000 at any time.

          (b)  Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters (including, without limitation, reports regarding pounds of copper and the prevailing Comex price and reports regarding inventory composition to sales mix composition and fill rate analysis), as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Companies are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) title exceptions and environmental matters pertaining to Eligible Real Property to the extent that the same could impair the value of such Eligible Real Property and in an amount that is reasonably proportionate to such impairment, (iii) rebates and (iv) amounts owing by Companies to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over Agent's Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law, but not including Liens or trusts in favor of a landlord or a Stocking Agent relating to any location in respect of which a Collateral Access Agreement has been provided or a Rent Reserve has been established) in and to such item of the Collateral. In addition to the foregoing, Agent shall have the right, at Borrowers' expense, (x) to have the Inventory reappraised by a qualified appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Net Liquidation Percentage of the Eligible Inventory portion of the Collateral, (y) to have the Equipment reappraised by a qualified appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Forced Liquidation Value of the Eligible Fixed Asset Equipment portion of the Collateral and to conduct field examinations, including Equipment verifications, and (z) to have each parcel of Eligible Real Property reappraised by a qualified appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Fair Market Value and Quick Sale Value of such parcel of Eligible Real Property; and, as a result, in each case redetermining the Borrowing Base. It is acknowledged and agreed by Borrowers that the reappraisals and examinations described in clauses (x) and (y) of the immediately preceding sentence will be conducted no less frequently than quarterly and that the reappraisals described in clause (z) of the immediately preceding sentence will be conducted no less frequently than semi-annually.

          (c)  The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

          (d)  Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2.    Intentionally Omitted.

        2.3.    Borrowing Procedures and Settlements.

          (a)    Procedure for Borrowing.    Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an Advance specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $10,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

          (b)    Agent's Election.    Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

          (c)    Making of Advances.

            (i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's

    Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to the Borrower designated by Borrower Representative on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to such Borrower's Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

            (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least 1 Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower Representative of such failure to fund and, upon written demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing without prejudice to any rights Borrowers may have against any such Lender that did not provide its Pro Rata Share of the applicable Borrower. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

            (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Borrower Representative and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower Representative shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower Representative at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

          (d)    Making of Swing Loans.

            (i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to the Borrower designated by Borrower Representative on the Funding Date applicable thereto by transferring immediately available funds to such Borrower's Designated Account. Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option on the date upon which such Swing Loan is made (but such Swing Loan shall be eligible for the LIBOR Option thereafter) and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i) , Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

            (ii) The Swing Loans shall be secured by Agent's Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

          (e)    Agent Advances.

            (i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), (C) to satisfy payments due and owing by any Company under the Supply and Transitional Services Agreement or (D) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances"); provided, that notwithstanding anything to the contrary contained in this Section 2.3(e), without the consent of all Lenders the aggregate principal amount of Agent Advances outstanding at any time shall not exceed $5,000,000. Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

            (ii) Agent Advances shall be repayable on demand and secured by Agent's Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

          (f)    Settlement.    It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and Agent Advances shall take place on a periodic basis in accordance with the following provisions:

            (i) Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"); provided, that notwithstanding anything to the contrary contained in this Section 2.3(f), Agent, on behalf of Swing Lender, shall settle with the Lenders on a daily basis with respect to outstanding Swing Loans at any time when the aggregate principal amount thereof exceeds $10,000,000. Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the Advances, Swing Loans, and Agent Advances exceeds such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances,

    Swing Loans, and Agent Advances, and (z) if a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

            (ii) In determining whether a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

            (iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

          (g)    Notation.    Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

          (h)    Lenders' Failure to Perform.    All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

          (i)    Optional Overadvances.    Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the Revolver Usage does not exceed the Borrowing Base by more than $5,000,000, (ii) after giving effect to such Advances (including a Swing Loan) the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance (including a Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 30 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

            (i) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

            (ii) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

        2.4.    Payments.

          (a)    Payments by Borrowers.

            (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

            (ii) Unless Agent receives notice from Borrower Representative prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b)    Apportionment and Application.

            (i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

              (A) first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

              (B) second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

              (C) third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

              (D) fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

              (E) fifth, to pay interest due in respect of all Agent Advances, until paid in full,

              (F) sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans until paid in full,

              (G) seventh, to pay the principal of all Agent Advances until paid in full,

              (H) eighth, to pay the principal of all Swing Loans until paid in full,

              (I) ninth, so long as no Event of Default has occurred and is continuing, and at Agent's election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Borrower Representative or its Subsidiaries in respect of Bank Products, until paid in full,

              (J) tenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full (which payments shall be applied first, to Base Rate Loans and then, to LIBOR Rate Loans),

              (K) eleventh, if an Event of Default has occurred and is continuing, ratably (i) to Agent, (1) to pay the principal of all Advances until paid in full and (2) to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full and (ii) to Agent, to be held by Agent, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to an amount equal to the lesser of (1) $2,500,000 and (2) the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower Representative's and its Subsidiaries' obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

              (L) twelfth, to pay any other Obligations (including Bank Product Obligations) then due until paid in full, and

              (M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

            (ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(h).

            (iii) In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

            (iv) For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

            (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

        2.5.    Overadvances.

          If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an "Overadvance"), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

        2.6.    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

          (a)    Interest Rates.    Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

          (b)    Letter of Credit Fee.    Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to (i) the Applicable Margin with respect to LIBOR Rate Loans times (ii) the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

          (c)    Default Rate.    Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

            (i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

            (ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

          (d)    Payment.    Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrowers' Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.

          (e)    Computation.    All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f)    Intent to Limit Charges to Maximum Lawful Rate.    In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.7.    Cash Management.

          (a)  Companies shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in Agent's name (a "Cash Management Account") at one of the Cash Management Banks.

          (b)  Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Companies. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to Agent's Account.

          (c)  So long as no Event of Default has occurred and is continuing, Borrower Representative may amend Schedule 2.7(a) or (b) to add or replace a Cash Management Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Companies and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Companies shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of written notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within 60 days of written notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent's reasonable judgment.

          (d)  The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Companies are hereby deemed to have granted a Lien to Agent.

        2.8.    Crediting Payments; Float Charge.

        The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrowers for 2 Business Day of "clearance" or "float" at the rate applicable to Base Rate Loans under Section 2.6 on all Collections that are received by Borrowers (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board 2 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging 2 Business Day of interest on such Collections. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

        2.9.    Designated Account.

        Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Each Borrower agrees to establish and maintain its Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower Representative, any Advance, Agent Advance, or Swing Loan requested by Borrower Representative and made by Agent or the Lenders hereunder shall be made to the applicable Borrower's Designated Account.

        2.10.    Maintenance of Loan Account; Statements of Obligations.

        Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account, including all amounts received in Agent's Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower Representative, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be presumptively correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrower Representative, Borrower Representative shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

        2.11.    Fees.

        Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

          (a)    Unused Line Fee.    On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to the Applicable Margin as it relates to the Unused Line Fee times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage, plus (iii) the Collateral Reserve, plus (iv) the difference of (A) availability under clause (y) of Section 2.1(a) minus (B) the average Daily Balance of Revolver Usage based upon availability under clause (y) of Section 2.1(a), during the immediately preceding month,

          (b)    Fee and Syndication Letter Fees.    As and when due and payable under the terms of the Fee and Syndication Letter, Borrowers shall pay to Agent the fees set forth in the Fee and Syndication Letter, and

          (c)    Audit, Appraisal, and Valuation Charges.    For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows, (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of a Borrower performed by personnel employed by Agent, (ii) actual charges paid or incurred by Agent for each appraisal of the Collateral, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers, to appraise the Collateral, or any portion thereof, or to assess a Borrower's business valuation.

        2.12.    Letters of Credit

          (a)  Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers; provided, that notwithstanding anything to the contrary contained herein, no L/Cs shall be issued for the account of Parent and no L/C Undertakings shall be purchased or executed (as applicable) with respect to any letters of credit issued for the account of Parent. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrowers also shall be applicants under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

            (i) the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or

            (ii) the Letter of Credit Usage would exceed $5,000,000, or

            (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

          Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower Representative shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower Representative prior to such time on such date, then not later than 11:00 a.m., California time, on (i) the Business Day that Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

          (b)  Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

          (c)  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C

  Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

          (d)  Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (e)  Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (f)    If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

            (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

            (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

  and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower Representative, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

        2.13.    LIBOR Option.

          (a)    Interest and Interest Payment Dates.    In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest

  Period applicable thereto, (ii) the occurrence of an Event of Default if the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower Representative properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder at the end of the applicable Interest Period.

          (b)    LIBOR Election.

            (i) Borrower Representative may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower Representative's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

            (ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower Representative setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

            (iii) Borrowers shall have not more than 7 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $100,000 in excess thereof.

          (c)    Prepayments.    Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

          (d)    Special Provisions Applicable to LIBOR Rate.

            (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower Representative and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower Representative may, by notice to such affected Lender (y) require such Lender to furnish to Borrower Representative a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

            (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower Representative and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

            (iii) Notwithstanding the foregoing, Borrowers shall only be required to compensate a Lender in respect of any such increased costs for which such Lender has provided Borrower Representative written notice within one hundred eighty (180) days after such Lender has received actual notice of the occurrence causing such increased costs.

            (iv) Each Lender agrees that if such Lender makes any demand for payment under subsection (i) or (ii) above or under Section 2.14, or if any adoption or change of the type described in the foregoing subsections (i) or (ii) above or Section 2.14 shall occur with respect to it, then such Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for Borrowers to make payments under the foregoing subsections (i) or (ii) above or Section 2.14, or would eliminate or reduce the effect of any adoption or change described in the foregoing subsections (i) or (ii) above or Section 2.14.

          (e)    No Requirement of Matched Funding.    Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

        2.14.    Capital Requirements.

        If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower Representative and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, Borrowers shall only be required to compensate a Lender in respect of any such reduction in return of capital for which such Lender has provided Borrower Representative written notice within one hundred eighty (180) days after such Lender has received actual notice of the occurrence causing such reduction in return of capital.

        2.15.    Joint and Several Liability of Borrowers.

          (a)  Each of Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

          (b)  Each of Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

          (c)  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

          (d)  The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

          (e)  Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each of Borrowers assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

          (f)    Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

          (g)  The provisions of this Section 2.15 are made for the benefit of Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

          (h)  Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

          (i)    Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

          (j)    Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 2.15 (which liability is in any event in addition to amounts for which such Borrower is primarily liable hereunder) shall be limited to an amount not to exceed as of any date of determination the greater of:

            (i) the net amount of all Advances made to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

            (ii) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 2.15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower.

          (k)  The Credit Party has guaranteed the Obligations of Borrowers pursuant to the DNE Guaranty.

3.    CONDITIONS; TERM OF AGREEMENT.

        3.1.    Conditions Precedent to the Initial Extension of Credit.

        The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to initially extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

          (a)  the Closing Date shall occur on or before December 15, 2002 (unless extended by mutual written agreement of Agent and Borrowers);

          (b)  Agent shall have filed all financing statements required by Agent (other than fixture filings in Anaheim, California, Florence, Alabama and Sikeston, Missouri), and Agent shall have received searches reflecting the filing of all such financing statements;

          (c)  Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

            (i) the Cash Management Agreements,

            (ii) the Disbursement Letter,

            (iii) the Fee and Syndication Letter,

            (iv) the DNE Guaranty,

            (v) the Mortgages;

            (vi) the Officers' Certificate,

            (vii) the Patent Security Agreement,

            (viii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets being conveyed in connection with the Acquisition,

            (ix) the Stock Pledge Agreements, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

            (x) the Trademark Security Agreement,

            (xi) the Copyright Security Agreement,

            (xii) the Intercompany Subordination Agreement, and

            (xiii) the blocked account agreement relating to the transition from the accounts maintained at the Existing Lender to the accounts that are subject to the Cash Management Agreements;

          (d)  Agent shall have received a certificate from the Secretary of each Company attesting to the resolutions of such Company's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Company is a party and authorizing specific officers of such Company to execute the same;

          (e)  Agent shall have received copies of each Company's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Company;

          (f)    Agent shall have received a certificate of status with respect to each Company, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Company, which certificate shall indicate that such Company is in good standing in such jurisdiction;

          (g)  Agent shall have received certificates of status with respect to each Company, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Company) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Company is in good standing in such jurisdictions;

          (h)  Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent;

          (i)    Agent shall have received Collateral Access Agreements with respect to the Stocking Agent locations;

          (j)    Agent shall have received opinions of Companies' counsel in form and substance reasonably satisfactory to Agent;

          (k)  Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Parent) that all material tax returns required to be filed by Companies on or prior to the Closing Date have been timely filed, or extensions timely filed, and all taxes upon Companies or their properties, assets, income, and franchises (including Real Property taxes and payroll taxes) required to be paid on or prior to the Closing Date have been paid (or provisions for the payment thereof shall have been made) prior to delinquency, except such taxes that are the subject of a Permitted Protest;

          (l)    Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder, the consummation of the Equity Contribution and the consummation of the Acquisition;

          (m)  Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Companies' books and records and verification of Companies' representations and warranties to the Lender Group, the results of which shall be reasonably satisfactory to Agent, (ii) an inspection of each of the locations where Inventory is located, the results of which shall be reasonably satisfactory to Agent, (iii) a full takeover audit of Borrowers by Agent's field examiners, the results of which shall be reasonably satisfactory to Agent, (iv) an analysis by counsel to Agent of fraudulent conveyance issues relating to the Acquisition and the transactions contemplated by this Agreement, the results of which analysis shall be satisfactory to Agent (and in connection therewith Agent and its counsel shall be provided with copies of the fairness opinions issued to the special committee of the board of directors of Superior and such other information as Agent shall reasonably request) and (v) review by counsel to Agent of material vendor and customer contracts of Borrowers, the Acquisition Documents, the Equity Contribution Documents, the Supply and Transitional Services Agreement and other material agreements between the Companies and Superior, the management agreements between the Companies and Alpine and other material contracts of the Companies, the results of which review shall be reasonably satisfactory to Agent;

          (n)  The Acquisition shall have been consummated in accordance with the terms of the Acquisition Documents and in accordance with applicable law (except with respect to any non-compliance with applicable law that could not reasonably be expected to result in a Material Adverse Change);

          (o)  The Equity Contribution shall have been consummated in accordance with the Equity Contribution Documents and applicable law;

          (p)  Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for such Eligible Real Property issued by a title insurance company reasonably satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Agent assuring Agent that the Mortgages on such Eligible Real Property are valid and enforceable first priority mortgage Liens on such Eligible Real Property free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

          (q)  Agent shall have received a real estate survey with respect to each parcel composing the Eligible Real Property; the surveyors retained for such surveys, the scope of such surveys, and the results thereof shall be reasonably acceptable to Agent;

          (r)  No Material Adverse Change shall have occurred since September 30, 2002;

          (s)  No changes shall have occurred in loan syndication or financial or capital market conditions that in Foothill's judgment would materially adversely impair a syndication of the loans and Commitments hereunder;

          (t)    Agent shall have completed its review of Borrowers' government contracts and be reasonably satisfied with the results thereof;

          (u)  Borrowers shall pay all Lender Group Expenses incurred on or prior to the Closing Date in connection with the transactions evidenced by this Agreement;

          (v)  Borrowers shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby; and

          (w)  all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been executed and delivered and shall be in form and substance reasonably satisfactory to Agent.

        3.2.    Conditions Subsequent to the Initial Extension of Credit.

        The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

          (a)  within 90 days after the Closing Date, deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent and its counsel;

          (b)  within 135 days after the Closing Date (but in no event later than March 31, 2003), deliver to Agent a balance sheet as of the Closing Date (which gives effect to all of the transactions contemplated to occur on or about the Closing Date) that has been audited by independent certified public accountants reasonably acceptable to Agent; and

          (c)  within 180 days after the Closing Date, establish internal treasury functions reasonably satisfactory to Agent to replace those to be provided pursuant to the Supply and Transitional Services Agreement.

        3.3.    Conditions Precedent to all Extensions of Credit.

        The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

          (a)  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b)  no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

          (c)  no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Company, Agent, any Lender, or any of their Affiliates; and

          (d)  since September 30, 2002, no Material Adverse Change shall have occurred.

        3.4.    Term.

        This Agreement shall become effective upon the execution and delivery hereof by Companies, Agent, and the Lenders and shall continue in full force and effect for a term ending on December 11, 2007 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.5.    Effect of Termination.

        On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated, Agent will, at Borrowers' sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

        3.6.    Early Termination by Borrowers.

        Borrowers have the option, at any time upon 45 days prior written notice by Borrower Representative to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders). If Borrower Representative has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant

Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, on and after December 11, 2005, Borrowers may, upon 30 days prior written notice from Borrower to Agent, permanently reduce the Commitments hereunder and the Applicable Prepayment Premium shall not be payable by Borrowers on the amount of such Commitment reduction (which exception shall only relate to the amount of such Commitment reduction); provided, that if this Agreement is terminated and the Obligations are repaid in full within 180 days after the date of any such permanent reduction, Borrowers shall be obligated to pay the Applicable Prepayment Premium based upon the amount of the Commitments prior to giving effect to such permanent reduction. In the event of any such permanent reduction of the Commitments in accordance with the immediately preceding sentence, the Maximum Revolver Amount shall be reduced by the amount of such permanent reduction of the Commitments and the Commitments of the Lenders shall be reduced on a pro rata basis.

4.    CREATION OF SECURITY INTEREST.

        4.1.    Grant of Security Interest.

        Each Company hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Companies of each of their covenants and duties under the Loan Documents. Agent's Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Agent or Companies. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Companies have no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral.

        4.2.    Negotiable Collateral.

        In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent's security interest is dependent on or enhanced by possession, the applicable Company, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

        4.3.    Collection of Accounts, General Intangibles, and Negotiable Collateral.

        At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of Companies that the Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Company agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by the applicable Company.

        4.4.    Delivery of Additional Documentation Required.

        At any time upon the request of Agent, Companies shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to perfect and continue perfected or better perfect Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Company authorizes Agent to execute any such Additional Documents in the applicable Company's name and authorize Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Companies shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Companies during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by Companies that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Companies' ownership thereof, and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

        4.5.    Power of Attorney.

        Each Company hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as such Company's true and lawful attorney, with power to (a) if such Company refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Company on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Company's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Company's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Company's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Company's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.

        4.6.    Right to Inspect.

        Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter (during business hours and upon prior reasonable notice to Borrower Representative only, unless an Event of Default then exists) to inspect the Books and to check, test, and appraise the Collateral in order to verify Companies' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided, that with respect to access for environmental inspections, Agent and each Lender shall only have the right to inspect once every twelve months unless Agent or such Lender has a reasonable basis to believe that a condition exists or an event has occurred which reasonably could give rise to Environmental Liabilities and Costs. Without limiting the foregoing, Agent shall have the right to conduct the appraisals described in Section 2.1(b).

        4.7.    Control Agreements.

        Each Company agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of the applicable Company, Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Companies without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to Agent's Account.

5.    REPRESENTATIONS AND WARRANTIES.

        In order to induce the Lender Group to enter into this Agreement, each Company makes the following representations and warranties to the Lender Group which shall be true and correct, and complete, in all material respects, as of the date hereof (after giving effect to the Acquisition), and shall be true and correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

        5.1.    No Encumbrances.

        Each Company has good and marketable title to its Collateral and its Real Property, free and clear of Liens except for Permitted Liens.

        5.2.    Eligible Accounts.

        The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Operating Borrowers' business, owed to Operating Borrowers without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is identified by an Operating Borrower (or Borrower Representative) as an Eligible Account in a borrowing base report submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of eligible Accounts. Without limiting the foregoing, any Account identified by an Operating Borrower (or Borrower Representative) as an Eligible Account that is owing by the United States, or any department, agency or instrumentality of the United States (i) arises under a contract that specifies payments totaling $1,000 or more, and (ii) has been assigned to Agent in compliance with the Assignment of Claims Act, 31 U.S.C. § 3727 (except during the ninety (90) days following the Closing Date).

        5.3.    Eligible Inventory.

        All Eligible Inventory is saleable and is of good and merchantable quality. As to each item of Inventory that is identified by an Operating Borrower (or Borrower Representative) as Eligible Inventory, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

        5.4.    Equipment.

        All Equipment used or held for use in Companies' business is in good operating condition, ordinary wear and tear excepted.

        5.5.    Location of Inventory and Equipment.

        The Inventory and Equipment are located only at the locations identified on Schedule 5.5, as such Schedule may be updated from time to time in writing in accordance with the terms hereof, and such Schedule identifies any locations that are not owned by a Company (and, with respect to any such location that is not owned, further identifies whether the same is leased or is a location owned by a warehouseman or other like third party). All of the fixed assets identified in the Initial Equipment Appraisal are owned by Operating Borrowers and none of the fixed assets located at the Eligible Real Property locations are owned by any of the Sellers.

        5.6.    Inventory Records.

        Each Company keeps proper records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

        5.7.    Location of Chief Executive Office; FEIN.

        As of the date hereof, the chief executive office of each Company is located at the address indicated in Schedule 5.7 and each Company's FEIN is identified in Schedule 5.7.

        5.8.    Due Organization and Qualification; Subsidiaries

          (a)  Each Company is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

          (b)  Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Company, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Company's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as described on Schedule 5.8(b), no Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c)  Schedule 5.8(b) sets forth, as of the Closing Date, a complete and accurate list of each Company's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Company. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d)  Except as set forth on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Company's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.8(b), no Company or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Company's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

        5.9.    Due Authorization; No Conflict.

          (a)  As to each Company, the execution, delivery, and performance by such Company of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Company.

          (b)  As to each Company, the execution, delivery, and performance by such Company of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Company, the Governing Documents of any Company, or any order, judgment, or decree of any court or other Governmental Authority binding on any Company, which violation could reasonably be expected to result in a Material Adverse Change, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Company, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Company, other than Permitted Liens, or (iv) require any approval of any Company's interestholders or any approval or consent of any Person under any material contractual obligation of any Company other than those that have been obtained.

          (c)  Other than the filing of financing statements and fixture filings, the execution, delivery, and performance by each Company of this Agreement and the Loan Documents to which such Company is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

          (d)  As to each Company, this Agreement and the other Loan Documents to which such Company is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Company will be the legally valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e)  Upon the filing of financing statements (and with respect to fixtures only, fixture filings) in the appropriate filing offices of the relevant jurisdictions, Agent's Liens shall be validly created, perfected, and first priority Liens, subject only to Permitted Liens, to the extent that Agent's Liens can be perfected by the filing of a financing statement.

        5.10.    Litigation.

        Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Companies, threatened against Companies, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Companies, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

        5.11.    No Material Adverse Change.

        All financial statements relating to Companies that have been delivered by Companies to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Companies' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Companies since September 30, 2002.

        5.12.    Fraudulent Transfer.

          (a)  Each Company is Solvent after giving effect to the Advances and Letters of Credit to be made on the Closing Date, the application of the proceeds of such Advances, the consummation of the Acquisition and the payment and accrual of all transaction costs in connection with the foregoing.

          (b)  No transfer of property is being made by any Company and no obligation is being incurred by any Company in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Companies.

        5.13.    Employee Benefits.

        Except as set forth on Schedule 5.13, there are no Benefit Plans for which any Company or any of its Subsidiaries now has or could reasonably be expected to have a current liability.

        5.14.    Environmental Condition.

        Except as set forth on Schedule 5.14, (a) to Companies' knowledge, none of Companies' properties or assets has ever been used by Companies or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Companies' knowledge, none of Companies' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Companies have received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Companies, and (d) none of Companies have received a written summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency with jurisdiction concerning any action or omission by any Company resulting in the releasing or disposing of Hazardous Materials into the environment which could reasonably be expected to result in a Material Adverse Change.

        5.15.    Brokerage Fees.

        Companies have not utilized the services of any broker or finder in connection with Companies' obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Companies in connection herewith.

        5.16.    Intellectual Property.

        As of the Closing Date, each Company owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is, as of the Closing Date, a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Company is the owner or is a licensee.

        5.17.    Leases.

        Companies enjoy peaceful and undisturbed possession under all leases material to the business of Companies and to which Companies are a party or under which Companies are operating. All of such leases are valid and subsisting and no material default by Companies exists under any of them.

        5.18.    DDAs.

        Schedule 5.18 sets forth as of the Closing Date all of the DDAs of each Company, including, with respect to each depository (i) the name and address of that depository, and (ii) the account numbers of the accounts maintained with such depository.

        5.19.    Complete Disclosure.

        All factual information (taken as a whole) furnished by or on behalf of Companies in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Companies in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the Closing Date, the Closing Date Projections reflect, and, as of the date of any additional Projections, such additional Projections reflect, management's good faith and reasonable estimates of future financial performance of Parent and its Subsidiaries for the period or periods set forth therein and are based (or will be based) upon estimates and assumptions stated therein, all of which Parent believes to be reasonable and fair in light of conditions and facts known to management of the Parent as of the date of preparation thereof (it being understood that the Closing Date Projections and such additional Projections as they relate to future events are not to be viewed as representations or warranties that such events will occur, and that actual results may differ from projected results).

        5.20.    Indebtedness.

        Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Company outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the maturity date thereof.

        5.21.    Representations and Warranties in Acquisition Documents.

        Each of the representations and warranties made by any of the Companies in the Acquisition Documents or the Equity Contribution Documents are true and correct in all material respects.

6.    AFFIRMATIVE COVENANTS.

        Each Company covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, other than unasserted contingent indemnity obligations not relating to outstanding L/Cs or L/C Undertakings, Companies shall and shall cause each of their respective Subsidiaries to do all of the following:

        6.1.    Accounting System.

        Maintain a system of accounting that enables Companies to produce financial statements in accordance with GAAP and maintain adequate records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Companies also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

        6.2.    Collateral Reporting.

        Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form reasonably satisfactory to Agent:

Daily	(a)	a sales journal, collection journal and credit register since the last such schedule, and
	(b)	notice of all returns, disputes, or claims.

Weekly	(c)	a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts),
(d)
Inventory reports specifying each Company's cost and the wholesale market value of its Inventory, by category, with additional detail showing additions to and deletions from the Inventory (including, without limitation, a report of pounds of copper and the prevailing Comex price),
	(e)	a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent,
(f)
a summary aging, by vendor, of Companies' accounts payable and any book overdraft (which summary aging shall include detail regarding unpaid rent for leased locations at which any Eligible Inventory is located), and
	(g)	a calculation of Dilution for the prior week.
Monthly (not later than the 10th day of each month)	(h)	Inventory reports specifying inventory composition to sales mix composition and fill rate analysis (consistent with the Hilco inventory appraisal delivered to Foothill prior to the Closing Date), and
	(i)	copies of the invoices for each item of Eligible Capex Equipment purchased.
Quarterly	(j)	a detailed list of each Borrower's customers, and
	(k)	a report regarding each Company's accrued, but unpaid, ad valorem taxes,
Upon request by Agent	(l)
copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Companies, purchase orders and invoices, and
	(m)	such other reports as to the Collateral, or the financial condition of Companies as Agent may request.

        In addition, each Company agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

        6.3.    Financial Statements, Reports, Certificates.

        Deliver to Agent, with copies to each Lender:

          (a)  as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the fiscal quarters in a fiscal year) after the end of each month during each of Parent's fiscal years,

            (i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent's and its Subsidiaries' operations during such period,

            (ii) a certificate signed by the chief financial officer of Parent to the effect that:

              (A)  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

              (B)  the representations and warranties of Companies contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

              (C)  that such Person is unaware of any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Companies have taken, are taking, or propose to take with respect thereto), and

            (iii) for each month that is the date on which a financial covenant in Section 7.21 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.21, and

          (b)  as soon as available, but in any event within 90 days after the end of each of Parent's fiscal years,

            (i) financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications as to the scope of the audit or as to going concern, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

            (ii) a certificate of such accountants addressed to Parent (with a copy to be delivered to Agent and the Lenders) stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.21,

          (c)  as soon as available, but in any event within 30 days prior to the start of each of Parent's fiscal years,

            (i) copies of Companies' Projections, in form satisfactory to Agent, in its sole discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, month by month, which Projections shall reflect management's good faith and reasonable estimates of future financial performance of Parent and its Subsidiaries for the period or periods set forth therein and will be based upon estimates and assumptions stated therein, all of which Parent shall believe to be reasonable and fair in light of conditions and facts known to management of the Parent as of the date of preparation thereof (it being understood that such Projections as they relate to future events are not to be viewed as representations or warranties that such events will occur, and that actual results may differ from projected results),

          (d)  if and when filed by any Company,

            (i) 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

            (ii) any other material filings made by any Company with the SEC,

            (iii) copies of Companies' federal income tax returns, if any, and any amendments thereto, filed with the Internal Revenue Service, and

            (iv) any other material information that is provided by Parent to its shareholders generally,

          (e)  if and when filed by any Company and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) any Company conducts business or is required to pay any such excise tax, (ii) where any Company's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Company, or

  (iii) where any Company's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

          (f)    as soon as a Company has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Companies propose to take with respect thereto, and

          (g)  upon the request of Agent, any other report reasonably requested relating to the financial condition of Companies.

        In addition to the financial statements referred to above, Companies agree to deliver financial statements prepared on both a consolidated and consolidating basis and that no Company, or any Subsidiary of a Company, will have a fiscal year different from that of Parent. Companies agree that their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Companies that Agent reasonably may request. Each Company waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agree that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

        6.4.    Government Contracts.

        With respect to each government contract of Operating Borrowers in respect of which the applicable Operating Borrower has complied with the Assignment of Claims Act, 31 USC § 3727, 41 U.S.C. §15, deliver to Agent a copy of the assignment pursuant to which such Operating Borrower has accomplished the same. At the request of Agent, Operating Borrowers shall furnish Agent with a complete copy of any government contract to which an assignment described in the immediately preceding sentence relates.

        6.5.    Return.

        Cause returns and allowances as between Companies and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the applicable Company, as they exist at the time of the execution and delivery of this Agreement. If any Account Debtor returns any Inventory to any Company, the applicable Company promptly shall determine the reason for such return and, if the applicable Company accepts such return, enter a credit on its books and records (with a credit memorandum with respect thereto to be sent to Agent if requested by Agent) in the appropriate amount to such Account Debtor.

        6.6.    Maintenance of Properties.

        Maintain and preserve all of its properties which are necessary or useful in the conduct to its business in good working order and condition, ordinary wear and tear (and, if covered by insurance, casualty) excepted, and comply in all material respects at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

        6.7.    Taxes.

        Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Companies or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Companies will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Company has made such payments or deposits. Upon request by Agent, Companies shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which any Company is required to pay any such excise tax.

        6.8.    Insurance.

          (a)  At Borrowers' expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Companies also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Companies shall deliver copies of all such policies to Agent with a satisfactory lender's loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

          (b)  Borrower Representative shall give Agent prompt notice of any loss covered by such insurance. Agent shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $1,000,000 (unless an Event of Default then exists, in which event such threshold amount shall be $100,000), without any liability to Companies whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to the applicable Operating Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Notwithstanding the foregoing, if the proceeds of a policy of business interruption insurance of Borrowers, together with the aggregate amount of any other such proceeds of policies of business interruption insurance during the then current fiscal year of Borrowers, are not greater than $1,000,000, unless an Event of Default is then in existence, Agent shall hold such proceeds as cash collateral for the Obligations and, as requested by Borrower Representative, remit such proceeds to the applicable Operating Borrower for use in its business within 180 days of the event giving rise to such proceeds of business interruption insurance.

          (c)  Companies shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender's loss payable endorsement or its equivalent. Borrower Representative immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

        6.9.    Location of Inventory and Equipment.

        Keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that Borrower Representative may amend Schedule 5.5 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Company provides any financing statements or fixture filings necessary to perfect and continue perfected Agent's Liens on such assets and also provides to Agent a Collateral Access Agreement.

        6.10.    Compliance with Laws.

        Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

        6.11.    Leases.

        Pay when due all rents and other amounts payable under any leases to which any Company is a party or by which any Company's properties and assets are bound, unless such payments are the subject of a Permitted Protest or subject to set-off rights under the applicable lease.

        6.12.    Brokerage Commissions.

        Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Companies' obtaining financing from the Lender Group under this Agreement. Companies agree and acknowledge that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Companies, and each Company agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Companies' obtaining financing from the Lender Group under this Agreement.

        6.13.    Existence.

        Except as expressly permitted under Section 7.3, at all times preserve and keep in full force and effect each Company's valid existence and good standing and any rights and franchises material to Companies' businesses (except where any failure to do the same could not reasonably be expected to result in a Material Adverse Change).

        6.14.    Environmental.

          (a)  Keep any property either owned or operated by any Company free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Company and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) actual notice that an Environmental Lien has been filed against any of the real or personal property of any Company, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Company, and (iii) written notice of a violation, citation, or other administrative order which reasonably could be expected to result in Environmental Liabilities and Costs having a Material Adverse Change.

        6.15.    Disclosure Updates.

        Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

        6.16.    Payments to Stocking Agents; Supply and Transitional Services Agreement.

        At all times maintain the payments owing to the Stocking Agents on a current basis (other than payments that are the subject of a Permitted Protest) and at all times cause the Supply and Transitional Services Agreement (or a replacement thereof that provides Operating Borrowers with substantially the same services provided for under the Supply and Transitional Services Agreement, other than any such services which Operating Borrowers have become able to perform for themselves or are no longer necessary for the conduct of the business of Operating Borrowers) to remain in full force and effect in accordance with the terms thereof.

7.    NEGATIVE COVENANTS.

        Each Company covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, other than unasserted contingent indemnity obligations not relating to outstanding L/Cs or L/C Undertakings, Companies will not and will not permit any of their respective Subsidiaries to do any of the following:

        7.1.    Indebtedness.

        Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a)  Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

          (b)  Indebtedness set forth on Schedule 5.20;

          (c)  Permitted Purchase Money Indebtedness;

          (d)  Indebtedness of an Operating Borrower owing to another Company;

          (e)  any guaranteed Indebtedness permitted to be incurred by terms of this Agreement;

          (f)    any Indebtedness under a Hedge Agreement and any Indebtedness incurred in connection with a Permitted Acquisition;

          (g)  unsecured Indebtedness not to exceed $2,000,000 in the aggregate at any time outstanding; and

          (h)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (f) and (g) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent's reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers' creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness.

        7.2.    Liens.

        Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(h) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

        7.3.    Restrictions on Fundamental Changes.

          (a)  Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except that any wholly-owned Subsidiary of Parent may merge with and into any wholly-owned Subsidiary of an Operating Borrower.

          (b)  Except for Permitted Acquisitions, acquire all or substantially all of the business of any Person.

          (c)  Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

          (d)  Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

        7.4.    Disposal of Assets.

        Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Company.

        7.5.    Change Name.

        Change any Company's name, state of incorporation, organizational identification number, FEIN, corporate structure or identity, or add any new fictitious name; provided, however, that a Company may change its name upon at least 30 days prior written notice by Borrower Representative to Agent of such change and so long as, at the time of such written notification, such Company provides any financing statements or fixture filings necessary to perfect and continue perfected Agent's Liens.

        7.6.    Guarantee.

        Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (i) by endorsement of instruments or items of payment for deposit to the account of Companies or which are transmitted or turned over to Agent and (ii) guaranteed Indebtedness incurred for the benefit of an Operating Borrower, if the primary obligation is permitted to be incurred hereunder.

        7.7.    Nature of Business.

        Make any change in the principal nature of Companies' business; provided, that the foregoing shall not apply to any disposition that is otherwise permitted hereunder.

        7.8.    Prepayments and Amendments.

          (a)  Except in connection with a refinancing permitted by Section 7.1(h), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Company, other than the Obligations in accordance with this Agreement and intercompany Indebtedness incurred in accordance with the terms hereof to the extent permitted under the Intercompany Subordination Agreement.

          (b)  Except in connection with a refinancing permitted by Section 7.1(h), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement,

  instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c), except for any such amendments made when no Event of Default exists and that could not reasonably be expected to (i) adversely affect the Lender Group with respect to the repayment of the Obligations or the Lien on the Collateral in favor of Agent or the rights or remedies of the Lender Group under any Loan Document or (ii) result in a Material Adverse Change.

          (c)  Amend, modify, alter or change any of the terms or conditions of any of the Acquisition Documents, the IP SPV LLC Agreement or the Tax Sharing Agreement, or consent to or approve of any action requiring the consent or approval of the "special manager" under and as defined in the IP SPV LLC Agreement, except for any such amendments made when no Event of Default exists and that could not reasonably be expected to (i) adversely affect the Lender Group with respect to the repayment of the Obligations or the Lien on the Collateral in favor of Agent or the rights or remedies of the Lender Group under any Loan Document, or (ii) result in a Material Adverse Change; provided, that at no time shall any Company agree to amend, modify, alter or change any of the terms of Section 7 or 9(h) of the IP SPV LLC Agreement Section 1, 5, 6, 13, 14 or 15 of the Trademark License Agreement.

        7.9.    Change of Control.

        Cause, permit, or suffer, directly or indirectly, any Change of Control.

        7.10.    [Intentionally Omitted]

        7.11.    Distributions.

        Other than distributions or declaration and payment of dividends by a Company to an Operating Borrower, or other Permitted Distributions, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, exchange for Indebtedness, or retire any of any Company's Stock, of any class, whether now or hereafter outstanding.

        7.12.    Accounting Methods.

        Modify or change its method of accounting (other than as may be required to conform to GAAP).

        7.13.    Investments.

        Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (a) Borrower Representative and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in deposit accounts or Securities Accounts in excess of $5,000,000 outstanding at any one time and (b) with respect to any Permitted Investments in deposit accounts or Securities Accounts (other than in the Cash management Accounts) of up to $5,000,000 outstanding at any one time, the Borrower Representative or one its Subsidiaries, as applicable, and the applicable securities intermediary or bank shall have entered into Control Agreements or similar arrangements governing such Permitted Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) Agent's Liens in such Permitted Investments.

        7.14.    Transactions with Affiliates.

        Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Company, except for (a) the Management Agreements, the Acquisition, the Acquisition Documents, the Equity Contribution, the Equity Contribution Document, the Tax Sharing Agreement, and equity incentive plan approved by the Board of such Person, (b) transactions that are in the ordinary course of Companies' business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Companies than would be obtained in an arm's length transaction with a non-Affiliate and (c) transactions that are otherwise expressly permitted hereunder.

        7.15.    Suspension.

        Suspend or go out of a substantial portion of its business; provided, that the foregoing shall not apply to any disposition that is otherwise permitted hereunder.

        7.16.    Payments under Alpine Management Agreement.

        Pay fees owing under the Management Agreements; provided, that (a) so long as no Event of Default exists or would be caused thereby, Borrowers may pay management fees pursuant to the Management Agreements of up to $1,000,000 in the aggregate during any fiscal year of Borrowers (plus, if applicable, the amount of management fees under the Management Agreements for periods prior to then current fiscal year that have been accrued but have not been paid due to the operation of the terms of this Agreement) and (b) Borrowers may make reimbursement payments pursuant to the Management Agreements in respect of out-of-pocket expenses incurred by Parent and/or Alpine in the ordinary course of business in connection with the operation of the business of Operating Borrowers.

        7.17.    Use of Proceeds.

        Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to pay a portion of the purchase price owing in connection with the Acquisition pursuant to the terms of the Acquisition Documents, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

        7.18.    Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.

        Relocate its chief executive office to a new location without Borrower Representative providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, the applicable Company provides any financing statements or fixture filings necessary to perfect and continue perfected Agent's Liens and also provides to Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time be stored with a bailee, warehouseman, or similar party without Agent's prior written consent, unless the location of such storage is within the United States and (i) a Collateral Access Agreement has been provided in respect of the same or (ii) such location is not a Stocking Agent location and a Rent Reserve has been established in respect of the same.

        7.19.    Securities Accounts.

        Establish or maintain any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account. Companies agree to not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Companies may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

        7.20.    Subsidiaries.

        Establish, create or acquire any new Subsidiary without Agent's prior written consent.

        7.21.    Financial Covenants.

          (a)  Fail to maintain:

            (i) Minimum EBITDA. EBITDA, measured on a fiscal month-end basis, for each period set forth below, of not less than (A) the required amount set forth in the column labeled

    "Minimum EBITDA" in the following table for the applicable period set forth opposite thereto, if Excess Availability as of the last day of such period is less than $6,000,000 or if such period ends on or after January 31, 2004 or (B) the required amount set forth in the column labeled "Alternate Minimum EBITDA" in the following table for the applicable period set forth opposite thereto, if Excess Availability as of the last day of such period is at least $6,000,000 and such period ends on or before December 31, 2003:

Period	Minimum EBITDA	Alternate Minimum EBITDA
12 month period ending January 31, 2003	$3,643,000	$3,554,000
12 month period ending February 28, 2003	$3,039,000	$2,299,000
12 month period ending March 31, 2003	$3,637,000	$3,046,000
12 month period ending April 30, 2003	$3,297,000	$2,621,000
12 month period ending May 31, 2003	$3,313,000	$2,141,000
12 month period ending June 30, 2003	$3,153,000	$1,942,000
12 month period ending July 31, 2003	$3,532,000	$2,416,000
12 month period ending August 31, 2003	$3,423,000	$2,278,000
12 month period ending September 30, 2003	$3,738,000	$2,672,000
12 month period ending October 31, 2003	$3,436,000	$2,295,000
12 month period ending November 30, 2003	$4,577,000	$3,721,000
12 month period ending December 31, 2003	$6,135,000	$5,669,000
12 month period ending January 31, 2004 and the 12 month period ending on the last day of each month thereafter	80% of EBITDA for such period as reflected in the Companies' Projections most recently delivered to Agent pursuant to Section 6.3(c) and approved by Required Lenders (but in no event shall such amount be less than $6,135,000)	Not Applicable

            (ii) Tangible Net Worth. As of any month end date, beginning with May 31, 2003, Tangible Net Worth of not less than 80% of Tangible Net Worth for such date as shown in the Closing Date Balance Sheet (as adjusted based upon the financial information delivered to Agent in accordance with Section 6.3(b) for the fiscal period ending December 31, 2002 and in accordance with Section 6.3(c) for 2003 fiscal year).

          (b)    Accounts Payable.    A ratio, measured on a fiscal month-end basis (beginning with the month of January, 2003), of (A) Adjusted Accounts Payable to (B) Adjusted Costs of Goods Sold, of not less than 16 to 1.0.

          (c)  Make:

            (i)    Capital Expenditures.    Capital expenditures in any period set forth below in excess of the amount set forth in the following table for the applicable period:

Period	Amount
Fiscal month of December, 2002	$1,500,000
Fiscal year ending December 31, 2003	$23,000,000
Fiscal year ending December 31, 2004	$13,000,000
Fiscal year ending December 31, 2005 and each fiscal year thereafter	$10,500,000

            (ii) (1) with respect to the fiscal month of December, 2002, 100% of the unused portion of the capital expenditure allowance for such fiscal month may be carried over to the fiscal year ending December 31, 2003 only, to be used in such fiscal year after all of the capital expenditure allowance for such fiscal year has been used, (2) with respect to the fiscal year ending December 31, 2003, 50% of the unused portion of the capital expenditure allowance for such fiscal year may be carried over to the fiscal year ending December 31, 2004 only, to be used in such fiscal year after all of the capital expenditure allowance for such fiscal year has been used and (3) with respect to the fiscal year ending December 31, 2004, 25% of the unused portion of the capital expenditure allowance for such fiscal year may be carried over to the fiscal year ending December 31, 2005 only, to be used in such fiscal year after all of the capital expenditure allowance for such fiscal year has been used.

            (iii) The amount of capital expenditures made with the insurance proceeds received by any Company or its Subsidiaries from any casualty or taking used to replace or restore any properties or assets in respect of which such proceeds were paid shall not be used to reduce the amounts set forth in clause (i) above to the extent such insurance proceeds are not required to be applied to prepay the Obligations pursuant to Section 6.8.

            (iv) The amount of capital expenditures made in connection with any Permitted Acquisition shall not be used to reduce the amounts set forth in clause (i) above.

8.    EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        8.1  If Companies fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

        8.2  (a) If Companies fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 6.2 or 6.3 hereof and such failure or neglect continues for a period of 5 days after the date on which such failure or neglect first occurs, (b) if Companies fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 6.1, 6.4, 6.5, 6.6, 6.7, 6.10, 6.11, 6.14 or 6.15 hereof and such failure or neglect continues for a period of 15 days after the date on which such failure or neglect first occurs, or (c) if Companies fail to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than any such term, provision, condition, covenant, or agreement that is expressly dealt with elsewhere in this Section 8) or in any of the other Loan Documents;

        8.3  If any material portion of any Company's or any of its Subsidiaries' assets (taken as a whole) is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

        8.4  If an Insolvency Proceeding is commenced by any Company or any of its Subsidiaries or by IP SPV;

        8.5  If an Insolvency Proceeding is commenced against any Company, or any of its Subsidiaries or against IP SPV, and any of the following events occur: (a) the applicable Company or the Subsidiary, or IP SPV, consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Company or any of its Subsidiaries, or IP SPV, or (e) an order for relief shall have been entered therein;

        8.6  If any Company or any of its Subsidiaries is enjoined, restrained, or in any way prevented by order of a court of competent jurisdiction from continuing to conduct all or any material part of its business affairs;

        8.7  If a notice of Lien, levy, or assessment is filed of record with respect to any Company's or any of its Subsidiaries' assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency in respect of any liability in excess of $500,000, or if any taxes or debts (other than any taxes or debts that are the subject of a Permitted Protest) owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Company's or any of its Subsidiaries' assets and the same is not paid on the payment date thereof in respect of any liability in excess of $500,000;

        8.8  If a judgment or other claim for the payment of any liability in excess of $500,000 (a) is entered against any Company or any of its Subsidiaries and such judgment or other claim is not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal (or such judgment or other claim is not discharged prior to the expiration of any such stay) or (b) becomes a Lien or encumbrance upon any material portion of any Company's or any of its Subsidiaries' properties or assets (taken as a whole) and any enforcement action is taken in respect of such Lien or encumbrance against such properties or assets by the holder of such Lien or encumbrance that would reasonably be expected to result in a Material Adverse Change or that has not been effectively bonded or stayed within 10 days of the commencement of such enforcement action;

        8.9  If there is a default in any material agreement to which any Company or any of its Subsidiaries is a party and such default (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Company in excess of $500,000 in the aggregate and occurs at the final maturity of such Indebtedness, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Company's or its Subsidiaries' obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

        8.10 If any Company or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations and the amount of such payment has not been promptly paid over to Agent in accordance with the subordination terms applicable to such Indebtedness, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        8.11 If any warranty, representation, statement, or Record made or delivered to the Lender Group (other than pursuant to Section 6.2 of this Agreement) by any Company or any of its Subsidiaries, or any officer, employee, agent, or director of any Company or any of its Subsidiaries, is untrue or incorrect in any material respect as of the date when made or deemed made, or if any warranty, representation, statement or Record made or delivered to the Lender Group pursuant to Section 6.2 of this Agreement by any Company or any of its Subsidiaries, or any officer, employee, agent, or director of any Company or any of its Subsidiaries, is untrue or incorrect in any respect as of the date when made or deemed made;

        8.12 If the obligation of the Credit Party under the DNE Guaranty is limited (other than in accordance with the terms of the DNE Guaranty) or terminated by operation of law or by the Credit Party thereunder;

        8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in any material portion of the Collateral covered hereby or thereby;

        8.14 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Company, or a proceeding shall be commenced by any Company, or by any Governmental Authority having jurisdiction over any Company, seeking to establish the invalidity or unenforceability thereof, or any Company shall deny that any Company has any liability or obligation purported to be created under any Loan Document;

        8.15 The Credit Party engages in any type of business activity other than the ownership of the equity interests in a Company (and the ownership of other non-material assets and the conduct of activities reasonably related thereto), the performance of its obligations under the Loan Documents to which it is a party, activities relating to the performance of its obligations as the tenant under the real estate lease for the location at 50 Barnes Park Road North in Wallingford, Connecticut, activities incidental to the maintenance of its corporate existence in compliance with applicable law and legal, tax and accounting matters in connection with any of the foregoing activities and obligations; or

        8.16 Any of the "Essex" trademarks owned by IP SPV and subject to the Trademark License Agreement is transferred, assigned or encumbered; or IP SPV takes any action, or fails to take any action, as the case may be, which could reasonably be expected to adversely affect its bankruptcy-remote status and such action is not reversed, or taken, as the case may be, within 30 days of the taking of, or the failure to take, such action.

9.    THE LENDER GROUP'S RIGHTS AND REMEDIES.

        9.1.    Rights and Remedies.

        Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Companies:

          (a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b)  Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

          (c)  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent's Liens in the Collateral and without affecting the Obligations;

          (d)  Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

          (e)  Cause Companies to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Companies or in Companies' possession and conspicuously label said returned Inventory as the property of the Lender Group;

          (f)    Without notice to or demand upon any Company, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Company agrees to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Company authorizes Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent's determination appears to conflict with Agent's Liens and to pay all expenses incurred in connection therewith and to charge Borrowers' Loan Account therefor. With respect to any of Companies' owned or leased premises, each Company hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

          (g)  Without notice to any Company (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Company held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Company held by the Lender Group;

          (h)  Hold, as cash collateral, any and all balances and deposits of any Company held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

          (i)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Each Company hereby grants to Agent a license or other right to use, without charge, such Company's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and such Company's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

          (j)    Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Companies' premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

          (k)  Agent shall give notice of the disposition of the Collateral as follows:

            (i) Agent shall give Borrower Representative (for the benefit of the applicable Company) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

            (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower Representative as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (l)    Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

          (m)  Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

          (n)  The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; and

          (o)  Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Companies. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower Representative (for the benefit of the applicable Company).

        9.2.    Remedies Cumulative.

        The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.    TAXES AND EXPENSES.

        If any Company fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases except such taxes that are the subject of a Permitted Protest) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Company, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers' Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.    WAIVERS; INDEMNIFICATION.

        11.1.    Demand; Protest; etc.

        Each Company waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Company may in any way be liable.

        11.2.    The Lender Group's Liability for Collateral.

        Each Company hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Companies.

        11.3.    Indemnification.

        Each Company shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Companies shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Companies were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Companies with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.    NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by Companies or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower Representative or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Companies in care of Borrower Representative or to Agent, as the case may be, at its address set forth below:

If to Borrower Representative:	One Meadowlands Plaza, Suite 200 East Rutherford, NJ 07073 Attn: President Fax No. (201) 549-4428
with copies to:	Proskauer Rose LLP 1585 Broadway New York, New York 10036 Attention: Ronald Papa, Esq. Fax No. (212) 969-2900

If to Lender:	FOOTHILL CAPITAL CORPORATION 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Business Finance Division Manager Fax No. (310) 453-7443
with copies to:	GOLDBERG, KOHN, BELL, BLACK, ROSENBLOOM & MORITZ, LTD. 55 East Monroe Street Suite 3700 Chicago, Illinois 60603 Attn: Gary Zussman, Esq. Fax No. (312) 332-2196

        Agent and Companies may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Company acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (a)  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

          (b)  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF FULTON, STATE OF GEORGIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

        COMPANIES AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. COMPANIES AND THE LENDER

GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

        14.1.    Assignments and Participations.

          (a)  Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee), assign and delegate to one or more assignees (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that (i) unless an Event of Default then exists, the written consent of Borrowers shall be required in connection with an assignment or delegation if the proposed Assignee is one of the Persons listed on Schedule 14.1 and (ii) Companies and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower Representative and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Borrower Representative and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (C) the assignor Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

          (b)  From and after the date that Agent notifies the assignor Lender (with a copy to Borrower Representative) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrowers and the Assignee.

          (c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Companies or the performance or observance by Companies of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d)  Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

          (e)  Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Companies, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Companies hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Companies, the

  Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

          (f)    In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Companies or Companies' business.

          (g)  Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        14.2.    Successors.

        This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Companies may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Company from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Company is required in connection with any such assignment.

15.    AMENDMENTS; WAIVERS.

        15.1.    Amendments and Waivers.

        No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Companies therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower Representative (on behalf of all Companies) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower Representative (on behalf of all Companies) and acknowledged by Agent, do any of the following:

          (a)  increase or extend any Commitment of any Lender,

          (b)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (other than any fees payable solely to Agent, the Swingline Lender or the Issuing Lender),

          (c)  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

          (d)  change the percentage of the Commitments that is required to take any action hereunder,

          (e)  amend this Section or any provision of the Agreement providing for consent or other action by all Lenders,

          (f)    release Collateral other than as permitted by Section 16.12,

          (g)  change the definition of "Required Lenders",

          (h)  contractually subordinate any of Agent's Liens,

          (i)    release any Company from any Obligation, or

          (j)    change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Capex Equipment, Eligible Fixed Asset Equipment, Eligible Real Property, Eligible Inventory, Capex Availability, Fixed Asset Amount, Fixed Asset Availability, Capex Amount, Aggregate Capex Amount, Capex Reduction, Applicable Real Property Amount, Maximum Revolver Amount, or change Section 2.1(a); or

          (k)  amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Companies, shall not require consent by or the agreement of Companies.

        15.2.    Replacement of Holdout Lender.

        If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender and Borrower Representative, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have not right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

        Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

        15.3.    No Waivers; Cumulative Remedies.

        No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Companies of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.    AGENT; THE LENDER GROUP.

        16.1.    Appointment and Authorization of Agent.

        Each Lender hereby designates and appoints Foothill as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and Companies shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that Foothill is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Companies, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

        16.2.    Delegation of Duties.

        Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

        16.3.    Liability of Agent.

        None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Company or any Subsidiary or Affiliate of any Company, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Companies or the books or records or properties of any of Companies' Subsidiaries or Affiliates.

        16.4.    Reliance by Agent.

        Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Companies or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        16.5.    Notice of Default or Event of Default.

        Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower Representative referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

        16.6.    Credit Decision.

        Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Companies and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Companies and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Companies and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

        16.7.    Costs and Expenses; Indemnification.

        Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Companies are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Companies and without limiting the obligation of Companies to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Companies. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

        16.8.    Agent in Individual Capacity.

        Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Companies and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though Foothill were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Foothill or its Affiliates may receive information regarding Companies or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Companies or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Foothill in its individual capacity.

        16.9.    Successor Agent.

        Agent may resign as Agent upon 45 days notice to the Lenders (and Borrower Representative). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders; provided, that Borrower Representative shall have consented to such successor Agent (which consent shall not be unreasonably withheld or delayed), unless (a) an Event of Default then exists, (b) such successor Agent is also a Lender that was a party to this Agreement as of the Closing Date, (c) such successor Agent is becoming successor Agent in connection with a merger or consolidation with or acquisition of Agent or (d) such successor Agent is an Affiliate of Agent. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders (and, unless an Event of Default then exists, Borrower Representative), a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders (which replacement shall be subject to the terms of the proviso set forth at the end of the second sentence of this Section 16.9). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

        16.10.    Lender in Individual Capacity.

        Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Companies and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Companies or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Companies or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

        16.11.    Withholding Taxes.

          (a)  If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC, such Lender agrees with and in favor of Agent and Companies, to deliver to Agent and Borrower Representative:

            (i) (a) a statement of the Lender, signed under penalty of perjury, that it is not a (i) a "bank" as described in Section 881(c)(3)(A) of the IRC, (ii) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (b) a properly completed IRS

    Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower Representative;

            (ii) properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower Representative;

            (iii) two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrower Representative; or

            (iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

  Such Lender agrees promptly to notify Agent and Borrower Representative of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b)  If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Companies to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Companies to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

          (c)  If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (d)  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

          (e)  All payments made by Companies hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, each Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Companies shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence. Companies will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Companies.

        16.12.    Collateral Matters.

          (a)  The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Companies of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower Representative certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Company owned any interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to a Company under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower Representative at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Companies in respect of) all interests retained by Companies, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (b)  Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Companies or is cared for, protected, or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

        16.13.    Restrictions on Actions by Lenders; Sharing of Payments.

          (a)  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Companies or any deposit accounts of Companies now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

          (b)  If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

        16.14.    Agency for Perfection.

        Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

        16.15.    Payments by Agent to the Lenders.

        All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

        16.16.    Concerning the Collateral and Related Loan Documents.

        Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

        16.17.    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

        By becoming a party to this Agreement, each Lender:

          (a)  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports,

          (b)  expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

          (c)  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Companies and will rely significantly upon the Books, as well as on representations of Companies' personnel,

          (d)  agrees to keep all Reports and other non-public information regarding Companies and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Companies that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder who agree to comply with the provisions of this Section 16.17(d), (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower Representative of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof and shall reasonably cooperate with Companies, at the sole cost and expense of Companies, to contest any such disclosure, and

          (e)  without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Companies, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Companies; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

  In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Companies to Agent that has not been contemporaneously provided by Companies to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Companies, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower Representative the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower Representative, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower Representative a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

        16.18.    Several Obligations; No Liability.

        Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Company or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

        16.19.    Legal Representation of Agent.

        In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. ("GK") only has represented and only shall represent Foothill in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that GK does not represent it in connection with any such matters.

        16.20.    Documentation Agent.

        Notwithstanding anything to the contrary, the Documentation Agent, in its capacity as such, shall have no rights, powers, duties or responsibilities hereunder or under any other Loan Document and no implied rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against the Documentation Agent in its capacity as such. If Congress Financial Corporation (Southern) resigns as Documentation Agent, no successor Documentation Agent shall be appointed.

17.    GENERAL PROVISIONS.

        17.1.    Effectiveness.

        This Agreement shall be binding and deemed effective when executed by Companies, Agent, and each Lender whose signature is provided for on the signature pages hereof.

        17.2.    Section Headings.

        Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

        17.3.    Interpretation.

        Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Companies, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

        17.4.    Severability of Provisions.

        Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        17.5.    Amendments in Writing.

        This Agreement only can be amended by a writing in accordance with Section 15.1.

        17.6.    Counterparts; Telefacsimile Execution.

        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

        17.7.    Revival and Reinstatement of Obligations.

        If the incurrence or payment of the Obligations by any Company or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Companies automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        17.8.    Integration.

        This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

        17.9.    Parent as Agent for Companies.

        Each Company hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Companies (collectively with its successors and permitted assigns, the "Borrower Representative") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Company that such appointment has been revoked and that another Person has been appointed Borrower Representative. Each Company hereby irrevocably appoints and authorizes the Borrower Representative (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Borrower Representative deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Companies in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Companies in order to utilize the collective borrowing powers of Companies in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Company as a result hereof. Each Company expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Company is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Company hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Company or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Companies as herein provided or (b) the Lender Group's relying on any instructions of the Borrower Representative, except that Companies will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature page to follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:
DNE TECHNOLOGIES, INC. a Delaware corporation
By

Title

DNE MANUFACTURING AND SERVICE COMPANY a Delaware corporation
By

Title

ESSEX ELECTRIC INC., a Delaware corporation
By

Title

ALPINE HOLDCO INC., a Delaware corporation
By

Title

CREDIT PARTY:
DNE SYSTEMS, INC., a Delaware corporation
By

Title

AGENT:
FOOTHILL CAPITAL CORPORATION, a California corporation
By

Title

DOCUMENTATION AGENT:
CONGRESS FINANCIAL CORPORATION (SOUTHERN), a Georgia corporation
By

Title

LENDERS:
FOOTHILL CAPITAL CORPORATION
By

Title

STANDARD FEDERAL BANK NATIONAL ASSOCIATION
By:	LaSalle Business Credit, Inc., its Agent
By

Title

CONGRESS FINANCIAL CORPORATION (SOUTHERN)
By

Title

THE CIT GROUP/BUSINESS CREDIT, INC.
By

Title

Schedule A-1

Agent's Accounts

        An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower Representative and the Lender Group to the contrary, Agent's Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Foothill Capital Corporation	$40,000,000	$40,000,000
Standard Federal Bank National Association	$20,000,000	$20,000,000
Congress Financial Corporation (Southern)	$30,000,000	$30,000,000
The CIT Group/Business Credit, Inc.	$10,000,000	$10,000,000
All Lenders	$100,000,000	$100,000,000

QuickLinks

  Exhibit 10.1
TABLE OF CONTENTS
EXHIBITS AND SCHEDULES
LOAN AND SECURITY AGREEMENT
Schedule A-1
Schedule C-1